    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 4, 1996

                                                      REGISTRATION NO. 333-09879
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                 POST-EFFECTIVE

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                       SPECIALTY CHEMICAL RESOURCES, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

          DELAWARE                                     34-1366838
  (STATE OF INCORPORATION)                (I.R.S. EMPLOYER IDENTIFICATION NO.)

          9100 VALLEY VIEW ROAD, MACEDONIA, OHIO 44056, (216) 468-1380 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                    COPY TO:

            EDWIN M. ROTH                              IRA C. KAPLAN, ESQ.
 CHAIRMAN OF THE BOARD AND PRESIDENT              BENESCH, FRIEDLANDER, COPLAN &
        9100 VALLEY VIEW ROAD                             ARONOFF P.L.L.
        MACEDONIA, OHIO 44056                        2300 BP AMERICA BUILDING
            (216) 468-1380                              200 PUBLIC SQUARE
                                                    CLEVELAND, OHIO 44114-2378

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement

                            ------------------------

     If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

PROSPECTUS

                                   $4,000,000

                       SPECIALTY CHEMICAL RESOURCES, INC.
                   6% CONVERTIBLE SUBORDINATED NOTES DUE 2006

    Specialty Chemical Resources, Inc., a Delaware corporation (the "Company"), is distributing to the record holders of shares of its Common Stock, par value $.10 per share (the "Common Stock"), subscription rights (the "Rights") to subscribe for and purchase an aggregate principal amount of $4,000,000 (the "Underlying Notes") of the Company's 6% Convertible Subordinated Notes Due 2006 (the "Notes"). Such stockholders will receive one Right for each 100 shares of Common Stock held by them as of the close of business on September 3, 1996 (the "Record Date"). The number of Rights distributed by the Company to each holder of Common Stock will be rounded up to the nearest whole number, and no fractional Rights or cash in lieu thereof will be distributed or paid by the Company. The Rights are nontransferable.

    The Notes (or portions thereof in denominations of $100 or any integral multiple of $100), including accrued and compounded interest thereon, are initially convertible into shares of Common Stock at a conversion ratio of 66.67 shares of Common Stock for each $100 in principal amount of, and accrued and compounded interest on, the Notes (i.e., $1.50 per share of Common Stock). On August 26, 1996, the day immediately preceding the public announcement of this offering, the closing sale price for the Common Stock on the American Stock Exchange was $1.75 per share. On August 29, 1996, the closing sale price was $2.25 per share.

    Stockholders who do not exercise their Rights in full are expected to experience substantial dilution in their percentage ownership in the Company.

    RIGHTS: Each Right will entitle the holder thereof (the "Rights Holder") to receive, upon payment of $100 in cash (the "Subscription Price"), $100 principal amount of Notes at par (the "Basic Subscription Privilege"). Each Rights Holder who exercises all of the Rights held by such holder may subscribe, at the Subscription Price, for any principal amount of Underlying Notes available after satisfaction of all subscriptions pursuant to Basic Subscription Privileges (the "Oversubscription Privilege"). If an insufficient principal amount of Notes is available to satisfy fully all subscriptions pursuant to the Oversubscription Privilege, then the available principal amount of Notes will be prorated among those who subscribe pursuant to the Oversubscription Privilege, based upon the respective numbers of Rights exercised by such holders pursuant to the Basic Subscription Privilege, provided that if such pro rata allocation results in any such Rights Holder being allocated a greater principal amount of Notes than subscribed for pursuant to the Oversubscription Privilege, then such Rights Holder shall only receive the principal amount of Notes subscribed for and any remaining principal amount will be further allocated. See "The Rights
Offering -- Subscription Privileges -- Oversubscription Privilege."

                                                   (continued on following page)
                            ------------------------

      THE PURCHASE OF THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF INVESTMENT RISK. SEE "RISK FACTORS" AT PAGES 10 THROUGH 13.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
            CRIMINAL OFFENSE.

===============================================================================================
                                                              UNDERWRITING
                                              PRICE TO       DISCOUNTS AND      PROCEEDS TO
                                               PUBLIC         COMMISSIONS        COMPANY(1)
-----------------------------------------------------------------------------------------------
Per Note.................................        100%             None              100%
Total....................................     $4,000,000          None           $4,000,000
===============================================================================================

(1) Before deduction of expenses payable by the Company estimated to be $250,000.

    The Notes are being offered directly by the Company and are not the subject of an underwriting agreement.

                            ------------------------

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 3, 1996.

(continued from preceding page)

    Messrs. Edwin M. Roth, Corey B. Roth and John H. Ehlert and CEW Partners and Martin Trust (the "Stockholders Group") have advised the Company that they intend (but are not obligated) to acquire from the Company, at the Subscription Price, the principal amount of all Underlying Notes subject to their Basic Subscription Privileges and, pursuant to their Oversubscription Privileges, any and all of the principal amount of the Underlying Notes remaining after the satisfaction of all Basic Subscription Privileges. As of September 3, 1996, the Stockholders Group beneficially owned an aggregate of approximately 32% of the outstanding Common Stock, and Mr. Edwin M. Roth owned 100% of the Company's existing and outstanding cumulative convertible preferred stock, par value $.01 per share (the "Cumulative Convertible Preferred Stock"). The Company intends to repurchase the Cumulative Convertible Preferred Stock upon the consummation of the Rights Offering. See "The Rights Offering -- Intent of Certain Persons," "Use of Proceeds" and "The Allocation Agreement, Voting Agreement and Indemnification Agreement."

    The Rights will expire at 5:00 p.m., Cleveland, Ohio local time, on October 4, 1996 (such date and time being referred to herein as the "Expiration Date"). Rights Holders should consider carefully the exercise of the Rights prior to the Expiration Date. Stockholders who do not exercise their rights in full are expected to experience substantial dilution in their percentage ownership in the Company. See "Risk Factors -- Dilution."

    The net proceeds from the Rights Offering will be used to repay a portion of the Company's indebtedness and to repurchase all of its outstanding Cumulative Convertible Preferred Stock. In addition, a portion of the net proceeds may be used by the Company to acquire businesses or product lines. See "Use of Proceeds."

    NOTES: The Notes (or portions thereof in denominations of $100 or any integral multiple of $100), including accrued and compounded interest thereon, are initially convertible into shares of Common Stock at a conversion ratio of
66.67 shares of Common Stock (i.e., $1.50 per share) for each $100 in principal amount of the Notes (and accrued and compounded interest thereon): (i) any time after December 31, 2001, (ii) in the event of a Change of Control of the Company (as hereinafter defined), or (iii) in the event of any filing pursuant to Rule 14a-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by any person or group of persons for the purpose of opposing a solicitation by the Company with respect to the election of directors of the Company. In addition, if a Note is called for redemption (upon a Change of Control or otherwise), it is convertible at any time prior to the redemption date. The conversion ratio will be adjusted from time to time for, among other things, stock splits, non-cash dividends and distributions, recapitalizations or similar transactions.

    The Notes are unsecured obligations of the Company and are subordinated in right of payment to the Company's senior indebtedness, which amounted to approximately $10.5 million as of September 3, 1996. The Company's Senior Debt (as hereinafter defined) includes any amounts outstanding under the Company's bank revolving credit agreement, which provides for extensions of credit up to $10 million. Under the terms of the Indenture (as hereinafter defined), the Company may not incur any additional indebtedness for borrowed money that would rank senior to the Notes except (i) indebtedness existing on the date of the Indenture or under the Company's then existing credit facility, including any renewals, refinancings, extensions or refundings of the foregoing, (ii) indebtedness secured by purchase money security interests, (iii) any other senior bank or other institutional indebtedness, (iv) any indebtedness of a subsidiary to another subsidiary, (v) certain indebtedness incurred in connection with a merger with or into, or the acquisition of the stock or assets of, another entity, and (vi) any indebtedness to holders of the Notes. See "Description of the Notes."

    Interest on the Notes will accrue and compound semi-annually in arrears, at the rate of 6% per annum commencing on the first business day following the Expiration Date. Interest on the Notes will be payable along with the principal amount of the Notes in cash on the first business day following the maturity date of the Notes in 2006. There will be no sinking fund or other mandatory prepayment of principal on the Notes. Interest on the Notes will not be paid until the maturity date of the Notes in 2006 or until redemption of the Notes.

    Subject to the holders' rights to convert the Notes, the Notes may be redeemed at the option of the Company (i) commencing three years from the date of issuance of the Notes, in whole or in part, or (ii) at any time upon a Change of Control at premiums declining ratably to par value at the end of eight years from the date of issuance, plus an amount equal to accrued and unpaid interest. See "Description of the Notes."

    The Common Stock is traded on the American Stock Exchange, Inc. (the "AMEX") under the symbol "CHM." There is presently no public market for the Notes, and it is not anticipated that a market will develop. The Company does not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes through the National Association of Securities Dealers Automated Quotation System, and there can be no assurance that purchasers of the Notes will be able to resell the Notes at any price or at all.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Copies of reports, proxy and information statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judicial Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission's web site can be accessed at http://www.sec.gov. The Company's Common Stock is listed on the AMEX, and reports, proxy and information statements and other information concerning the Company are available for inspection at the offices of the AMEX located at 86 Trinity Place, New York, New York 10006.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, copies of which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements contained in this Prospectus or in any document incorporated in this Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

     This Prospectus may contain estimates, projections and other forward-looking statements. These statements are subject to certain risks, trends and other uncertainties, including those discussed in this Prospectus that could cause actual results to vary from those projected. Stockholders are cautioned not to place undue reliance on forward-looking statements, which are based only on current judgments and current knowledge.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents, filed with or furnished to the Commission, and the information included therein, are incorporated herein by reference and shall be deemed a part hereof: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, filed with the Commission on March 29, 1996 (File No. 1-11013); (ii) the Company's Proxy Statement for its 1996 Annual Meeting of Stockholders, filed with the Commission on May 3, 1996; (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed with the Commission on August 8, 1996; (iv) the description of the Company's Common Stock contained in its Registration Statement on Form S-2, filed with the Commission on February 27, 1992 (Reg. No. 33-43092); and (v) all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide, without charge, to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above that have been incorporated in this Prospectus by reference, other than exhibits to such documents that are incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Requests for such copies should be directed to David F. Spink, Vice President, Specialty Chemical Resources, Inc., 9100 Valley View Road, Macedonia, Ohio 44056, telephone (216) 468-1380. Persons requesting copies of exhibits that were not specifically incorporated by reference in such documents will be charged the costs of reproduction and mailing.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus and the documents incorporated herein by reference. Certain of the information contained in this summary and elsewhere in this Prospectus are forward looking statements. Rights Holders should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY

     The Company is a leading custom formulator and packager of specialty chemical products, primarily for the automotive service and industrial maintenance markets. The Company's proprietary products and formulations, manufacturing expertise, customer support and strong technical capabilities are key elements in the Company's operating strategy. The Company specializes in developing, formulating and packaging new products for customers which do not have the expertise or volume to maintain captive research and development departments or manufacturing operations. The Company produces and sells over 1,000 "proprietary" chemical formulations, substantially all of which are packaged in aerosol containers. These proprietary formulations represent know-how of the Company developed through the skill and experience of its employees. These proprietary formulations are not generally patented.

     In 1995, the Company sold approximately 35 million units. Approximately 84% of the Company's sales are of its proprietary products sold under the brand names of the Company's customers. The Company's products include cleaners, sealants, gasket components, lubricants, waxes, adhesives, paints, coatings, degreasers, polishes, antistatics and tire inflators. Substantially all of the Company's products are used by professionals in commercial applications. In addition, the Company produces and sells its own branded products under the Taylor Made Products (TMP) and Aerosol Maintenance Products (AMP) names. Approximately 16% of the Company's sales are of its branded products.

     The Company acts as an extension of its customers' marketing, research and development, procurement, production and quality control departments. It provides a wide range of services including: aerosol product design and concept origination; chemical formulation; container selection; marketing program development; labeling and packaging, component and raw materials purchasing; vendor verification; regulatory compliance; inventory control and overall program management. As such, the Company differentiates itself from contract packagers, which can fill aerosol cans for a fee but do not provide the same range of services. The Company believes that it is one of the three companies providing such a wide range of services in the Company's product markets.

     The Company's customers are principally distribution companies. The Company sells to approximately 350 core accounts, with no single customer accounting for more than 10% of the Company's net sales. The Company provides customers with prompt shipment, normally within six weeks after receipt of an order, and will accept short production run orders (as few as 100 cases) thereby reducing the inventory requirements of its customers. Approximately 90% of the Company's aggregate sales are to customers in the automotive service and industrial maintenance markets. Other markets served by the Company include janitorial and sanitation, high tech electronic and electrical manufacturing and art and crafts. Less than 6% of the Company's sales are to chain store merchandisers. The Company relies heavily on its pre-sale consultation and ongoing involvement with customers to establish long-term relationships. The Company believes, based on its experience with its customers and its knowledge of its industry, that it is the only custom packager in its principal markets that provides this wide range of services, offers delivery within six weeks and routinely produces as few as 100 cases of a product.

     In December 1992, the Company experienced a non-chemical fire at its Macedonia, Ohio facility. Machinery and equipment were damaged affecting the Company's production capabilities through 1993 and 1994.

     The Company is a Delaware corporation with its principal executive offices located at 9100 Valley View Road, Macedonia, Ohio 44056; its telephone number is
(216) 468-1380.

                              THE RIGHTS OFFERING

Securities Offered.........  $4,000,000 principal amount of 6% Convertible
                             Subordinated Notes Due 2006 (the "Notes").

                              TERMS OF THE RIGHTS

Rights.....................  Each holder of Common Stock will receive one Right for each 100 shares of Common Stock held of record on September 3, 1996 (the "Record Date"). The number of Rights distributed by the Company to each holder of Common Stock will be rounded up to the nearest whole number. An aggregate of approximately 40,000 Rights will be distributed pursuant to the Rights Offering. Each Right will be exercisable for $100 principal amount of Notes at par. An aggregate principal amount of $4,000,000 of Notes (the "Underlying Notes") will be sold upon exercise of the Rights and pursuant to the Oversubscription Privilege described below. The distribution of the Rights and sale of Notes upon the exercise of the Rights or pursuant to the Oversubscription Privilege are referred to herein as the "Rights Offering." The Rights Offering and the purchase of Notes pursuant to the Allocation Agreement (as hereinafter defined) are referred to herein as the "Transaction." See "The Rights Offering -- The Rights" and "The Allocation Agreement, Voting Agreement and Indemnification Agreement."

Record Date................  September 3, 1996.

Expiration Date............  October 4, 1996, 5:00 p.m., Cleveland, Ohio local time.

Nontransferability of
Rights.....................  The Rights will be nontransferable.

Basic Subscription
Privilege..................  Rights Holders are entitled to purchase for the
                             Subscription Price $100 principal amount of Notes at par for each Right held (the "Basic Subscription Privilege"). See "The Rights Offering -- Subscription Privileges -- Basic Subscription Privilege."

Oversubscription
Privilege..................  Each Rights Holder who exercises all of the Rights held by such holder may also subscribe at the Subscription Price for any principal amount of additional Underlying Notes (the "Oversubscription Privilege"). If an insufficient principal amount of Underlying Notes is available to satisfy fully all subscriptions pursuant to the Oversubscription Privilege, the available principal amount of Underlying Notes will be prorated among all Rights Holders who subscribe pursuant to the Oversubscription Privilege, based upon the respective numbers of Rights exercised by such holders pursuant to the Basic Subscription Privilege. Each member of the Stockholders Group has indicated his or its intention to exercise his or its Basic Subscription Privilege in full. In addition, members of the Stockholders Group have advised the Company that they intend (but are not obligated) to subscribe for the maximum principal amount of Notes that they are entitled to purchase pursuant to their Oversubscription Privileges. See "The Rights Offering -- Subscription
                             Privileges -- Oversubscription Privilege."

Subscription Price.........  $100 per $100 principal amount of Notes purchased pursuant to the Basic Subscription Privilege or the Oversubscription Privilege (the "Subscription Price"). See "The Rights Offering -- Determination of Subscription Price."

Procedure for Exercising
  Rights...................  The Basic Subscription Privilege may be exercised and the Oversubscription Privilege may be subscribed for by properly completing the Subscription Certificate evidencing the Rights (a "Subscription Certificate") and forwarding such Subscription Certificate, with payment of the Subscription Price for the principal amount of each Underlying Note purchased pursuant to the Basic Subscription Privilege and subscribed for pursuant to the Oversubscription Privilege, to the Subscription Agent for receipt by the Subscription Agent on or prior to the Expiration Date. If the mail is used to forward Subscription Certificates, it is recommended that insured, registered mail be used.

                             If the aggregate Subscription Price paid by an exercising Rights Holder is insufficient to purchase the principal amount of Underlying Notes that such holder indicates on the Subscription Certificate are being purchased or subscribed for, or if no principal amount of Underlying Notes to be purchased or subscribed for is specified, then the Rights Holder will be deemed to have exercised the Basic Subscription Privilege to purchase the principal amount of Underlying Notes to the full extent of the payment tendered. If the aggregate Subscription Price paid by an exercising Rights Holder exceeds the amount necessary to purchase the principal amount of Underlying Notes for which the Rights Holder has indicated on the Subscription Certificate an intention to purchase, then the Rights Holder will be deemed to have subscribed pursuant to the Oversubscription Privilege to the full extent of the excess payment tendered. If any Rights Holder is allocated a lower principal amount of Notes than such Rights Holder subscribed for pursuant to the Oversubscription Privilege, then the excess funds paid by that holder will be returned without interest or deduction. See "The Rights Offering -- Exercise of Rights."

No Revocation..............  ONCE A RIGHTS HOLDER HAS EXERCISED THE BASIC
                             SUBSCRIPTION PRIVILEGE AND/OR SUBSCRIBED PURSUANT TO THE OVERSUBSCRIPTION PRIVILEGE, SUCH EXERCISE OR SUBSCRIPTION MAY NOT BE REVOKED BY SUCH RIGHTS HOLDER. SEE "THE RIGHTS OFFERING -- NO REVOCATION."

Amendments and
Termination................  The Company reserves the right to amend the terms and conditions of the Rights Offering.

                             The Company may terminate the Rights Offering at any time prior to delivery of the Underlying Notes. See "The Rights Offering -- Amendments and Termination."

Persons Holding Shares, or
  Wishing to Exercise
  Rights, Through Others...  Persons holding shares of Common Stock, and receiving the Rights distributable with respect thereto, through a broker, dealer, commercial bank, trust company or other nominee, as well as persons holding certificates of Common Stock personally who would prefer to have such institutions effect transactions relating to the Rights on their behalf, should contact the appropriate institution or nominee and request it to effect the transactions for them. See "The Rights
                             Offering -- Exercise of Rights."

Subscription Agent.........  National City Bank. See "The Rights
                             Offering -- Subscription Agent."

                               TERMS OF THE NOTES

Securities.................  Upon exercise of the Basic Subscription Privilege and the Oversubscription Privilege, the Company will issue $4,000,000 principal amount of 6% Convertible Subordinated Notes Due 2006.

Trustee; Indenture.........  The Notes will be issued pursuant to an indenture
                             (the "Indenture") between the Company and Bank One, Columbus, N.A., as trustee (the "Trustee").

Maturity Date..............  October 8, 2006.

Interest...................  Interest will accrue and compound on the Notes semi-annually in arrears at a rate of 6% commencing on the first business day following the Expiration Date. Interest on the Notes will be paid along with the principal amount of the Notes in cash on the first business day following the Maturity Date or upon redemption of the Notes by the Company.

Conversion.................  Each $100 principal amount of the Notes (and accrued and compounded interest thereon) will initially be convertible into 66.67 shares of Common Stock (i.e., $1.50 per share) at the earliest of (i) any time after December 31, 2001,
                             (ii) in the event of a Change of Control of the Company (as hereinafter defined), or (iii) in the event of any filing pursuant to Rule 14a-11 under the Exchange Act by any person or group of persons for the purpose of opposing a solicitation by the Company with respect to the election of directors of the Company. In addition, if a Note is called for redemption (upon a Change of Control or otherwise), it is convertible at any time prior to the redemption date. The conversion rate will be adjusted for, among other things, stock splits, non-cash dividends and distributions, recapitalizations or similar transactions. See "Description of the Notes."

                             A Change of Control of the Company shall be deemed to occur upon the acquisition (or the announcement of an intent to acquire), directly or indirectly, by any individual, corporation, partnership, limited liability corporation, joint venture, association, joint-stock company, trust, or unincorporated organization acting together, other than the Stockholders Group (or any of them or their affiliates) (the "Acquiring Entity"), of beneficial ownership of shares of capital stock of the Company, in an amount that, after giving effect thereto, shall permit the Acquiring Entity to vote 25% or more of the aggregate voting power, as measured by all voting stock of the Company then outstanding, in the election of directors of the Company.

Redemption.................  Subject to the holders' rights to convert the
                             Notes, the Notes will be redeemable at the option of the Company at any time and from time to time after October 8, 1999, in whole or in part, at premiums declining ratably to par value commencing October 8, 2004, plus accrued and unpaid interest, as set forth below:

                             October 8, 1999                    110%
                             October 8, 2000                    108%
                             October 8, 2001                    106%
                             October 8, 2002                    104%
                             October 8, 2003                    102%
                             October 8, 2004                    100%

Subordination..............  The Notes will be unsecured and subordinated in right of payment to all existing and future Senior Debt (as hereinafter defined) of the Company. As of September 3, 1996, approximately $10.5 million aggregate amount of Senior Debt was outstanding. The Indenture prohibits the Company from incurring additional indebtedness that would rank senior to the Notes except for certain specified indebtedness, including indebtedness under the Company's existing senior credit facility and renewals, refinancings, or extensions thereof. See "Description of the Notes."

                               OTHER INFORMATION

Use of Proceeds............  The net proceeds available to the Company from the
                             Transaction will be approximately $3,750,000. Such net proceeds will be used to repay a portion of the Company's indebtedness existing on the date the Notes are issued and to repurchase all of its outstanding Cumulative Convertible Preferred Stock at a cost of $350,000. In addition, a portion of the net proceeds may be used by the Company to acquire businesses or product lines. See "Use of Proceeds."

The Allocation Agreement...  Messrs. Edwin M. Roth, Corey B. Roth and John H.
                             Ehlert and CEW Partners and Martin Trust (the "Stockholders Group") and Mr. David F. Spink have entered into the Allocation Agreement, pursuant to which they will re-allocate among themselves, in accordance with the Allocation Agreement, any Notes purchased by them through the Rights Offering. See "The Allocation Agreement, Voting Agreement and Indemnification Agreement." As of September 3, 1996, the members of the Stockholders Group owned beneficially an aggregate of approximately 32% of the outstanding Common Stock, and Mr. Edwin M. Roth owned 100% of the outstanding Cumulative Convertible Preferred Stock, which the Company intends to repurchase upon the consummation of the Rights Offering. Certain members of the Stockholders Group also have entered into the Voting Agreement. See "Risk Factors -- Control of the Company by Certain Stockholders." The members of the Stockholders Group have expressed a present intent to acquire from the Company the principal amount of all Underlying Notes subject to their Basic Subscription Privileges. In addition, each member of the Stockholders Group has advised the Company that he or it intends (but is not obligated) to subscribe for the maximum principal amount of Notes that he or it is entitled to purchase pursuant to the Oversubscription Privilege.

Risk Factors...............  For a discussion of factors that should be considered in evaluating an investment in the Notes through the Rights Offering, see "Risk Factors."

                            SELECTED FINANCIAL DATA

     The following selected financial information is qualified in its entirety by reference to the detailed information and financial statements, including the notes thereto, incorporated herein by reference. The information at June 30, 1996 and for the six months ended June 30, 1996 is derived from unaudited financial data, but, in the opinion of management, reflects all adjustments (which consist only of normal recurring accruals) necessary for a fair presentation of the financial position and results of operations at such date and for the period then ended. Results of operations for the six months ended June 30, 1996 may not be indicative of the results of operations for the entire fiscal year.

                                                 SIX MONTHS
                                                    ENDED              FISCAL YEAR ENDED DECEMBER 31,
                                                  JUNE 30,     -----------------------------------------------
                                                    1996        1995      1994      1993      1992      1991
                                                 -----------   -------   -------   -------   -------   -------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales......................................    $19,409     $43,419   $44,931   $47,363   $47,927   $43,937
Cost of goods sold.............................     16,158      39,123    38,066    36,989    38,149    34,222
                                                  --------     --------  --------  --------  --------  --------
    Gross profit...............................      3,251       4,296     6,865    10,374     9,778     9,715
Selling, general and administrative expenses...      2,996       7,648     6,996     6,327     6,128     5,001
Amortization of intangibles....................        434         869       874       863       865       865
Restructuring charges..........................         --          --       954        --        --        --
                                                  --------     --------  --------  --------  --------  --------
    Operating profit (loss)....................       (180)     (4,221)   (1,959)    3,184     2,785     3,849
Interest expense...............................        509         779       560       531     1,051     3,836
Amortization of debt issuance expenses.........         --          --        --        --        30       180
Other income (expense).........................         --          10        39        30        69         2
                                                  --------     --------  --------  --------  --------  --------
Earnings (loss) before income taxes and
  extraordinary items..........................       (689)     (4,990)   (2,480)    2,683     1,773      (165)
Income taxes (benefits)........................         --      (2,981)     (840)      944       775        31
                                                  --------     --------  --------  --------  --------  --------
Earnings (loss) before extraordinary items.....       (689)     (2,009)   (1,640)    1,739       998      (196)
Earnings (loss) from discontinued operations...         --          --        --        --        --      (169)
Extraordinary item gain (loss) due to fire (net
  of income tax $1,160,000 in 1994 and income
  tax benefit of $455,000 in 1993).............         --          --     2,265      (884)       --        --
Extraordinary item deferred financing cost and
  original issue discount (net of income
  tax).........................................         --          --        --        --      (714)       --
                                                  --------     --------  --------  --------  --------  --------
    Net earnings (loss)........................    $  (689)    $(2,009)  $   625   $   855   $   284   $  (365)
                                                  ========     ========  ========  ========  ========  ========
SHARE DATA:
Earnings (loss) per common share before
  extraordinary items..........................    $  (.17)    $  (.51)  $  (.42)  $   .44   $   .29   $  (.19)
Discontinued operations........................         --          --        --        --        --      (.17)
Earnings (loss) per common share from
  extraordinary items..........................         --          --       .58      (.22)     (.21)       --
                                                  --------     --------  --------  --------  --------  --------
    Earnings (loss) per common share...........    $  (.17)    $  (.51)  $   .16   $   .22   $   .08   $  (.36)
                                                  ========     ========  ========  ========  ========  ========
Weighted average common shares outstanding.....      3,948       3,939     3,935     3,946     3,443     1,008
Ratio of earnings to fixed charges(1)..........    $    --     $    --   $    --   $  4.76   $  2.43   $    --
Earnings (deficiency of earnings) over fixed
  charges......................................    $  (689)    $(4,990)  $(2,479)  $ 2,683   $ 1,773   $  (165)
BALANCE SHEET DATA (AT END OF PERIOD):
Working capital................................    $ 6,724     $ 7,142   $ 6,420   $10,883   $ 8,212   $ 4,608
Total assets...................................     44,684      47,272    44,558    49,914    41,520    43,888
Long-term obligations..........................     10,135      10,399     4,512     9,948     6,055    29,924
Redeemable preferred stock.....................        350         350        --        --        --        --
Stockholders' equity...........................     27,742      28,444    30,439    29,814    28,958     3,904

---------------
(1) The ratios of earnings to fixed charges were computed by dividing the sum of earnings before income taxes (benefits), extraordinary items and fixed charges.

                                  RISK FACTORS

     Rights Holders should carefully consider the specific risk factors set forth below as well as the other information set forth in this Prospectus before purchasing the Notes offered hereby.

DILUTION AND LOSS OF INVESTMENT OPPORTUNITY

     Stockholders who exercise their Rights will preserve, and through the Oversubscription Privilege may increase, their proportionate interest in their equity ownership and voting power of the Company. Because the Notes are convertible into Common Stock, stockholders of the Company who do not exercise all of their Rights are expected to experience a substantial reduction in equity ownership and percentage voting interests in the Company.

     The initial conversion price of the Notes (i.e., $1.50 per share) reflects a material discount from the price at which the Common Stock is being quoted and from the stockholders' equity. On August 26, 1996, the day immediately preceding the public announcement of this offering, the closing sale price for the Common Stock on the AMEX was $1.75 per share. This discount is intended to provide stockholders with a strong incentive to exercise their Subscription Rights and, thereby, suffer no dilution in their interest in the Company and its equity. Stockholders who do not exercise their right to subscribe in full are expected to suffer substantial dilution in their interest in the Company and its equity.

     The Company believes that it has taken steps to improve operations and that as a result of such steps, including the restructuring plan, it can operate profitably. Although there can be no assurance that the improvements will result in these anticipated benefits, stockholders who do not exercise their Rights will relinquish any value inherent in the Rights, including the right to participate in appreciation, if any, in the Common Stock into which the Notes are convertible.

ABSENCE OF PROFITABLE OPERATIONS IN RECENT PERIODS

     The Company recorded a net loss for the fiscal year ended December 31, 1995 of $2,008,606, or $.51 per share on weighted average shares outstanding of 3,939,348. This compared to a fiscal 1994 net loss (before an extraordinary gain) of $1,639,573, or $.42 per share on weighted average shares outstanding of 3,935,431. The net loss for the year ended December 31, 1995 was partially the result of (i) expenses totaling $650,000 related to the Company's defense of an unsuccessful proxy contest to remove the then-current Board of Directors and to replace them with a slate of new directors and (ii) the effects of both the start-up of a new manufacturing information system and the consolidation of the Company's principal manufacturing facilities in Macedonia and Twinsburg, Ohio into an expanded Macedonia facility. Net earnings for the fiscal year ended December 31, 1994 were $625,579, or $.16 per share on 3,935,431 weighted average shares outstanding, after an extraordinary gain of $2,265,152 (net of taxes). The extraordinary gain in fiscal 1994 resulted from the insurance settlement on the property and business interruption claims related to the December 1992 fire at the Macedonia, Ohio plant.

     In the fourth quarter of fiscal 1994, the Company's Board of Directors approved a plan to reduce the Company's cost structure and to improve operations through the consolidation of facilities and reductions in the number of employees. Pursuant to the restructuring plan, the Company accrued $941,000 of restructuring charges at December 31, 1994. During fiscal 1995, the Company completed substantially all of the spending associated with the restructuring reserve established in fiscal 1994. The actual costs related to the restructuring were comprised of the following: $148,000 related to the abandonment of leasehold improvements and lease termination costs; $468,000 for the abandonment of certain property and equipment; $260,000 related to the discontinuation of a product line; and $65,000 for employee termination benefits. Operations streamlining activities continued through the first quarter of fiscal 1996. Management believes that completion of these activities will result in cost savings throughout the remainder of fiscal 1996.

CONTROL OF THE COMPANY BY CERTAIN STOCKHOLDERS

     The members of the Stockholders Group have expressed a present intent (but are under no obligation) to acquire from the Company the principal amount of all Underlying Notes subject to their Basic Subscription Privilege and Oversubscription Privilege. As of September 3, 1996, the Stockholders Group beneficially owned an aggregate of 32% of the outstanding Common Stock, and Mr. Edwin M. Roth owned 100% of the Cumulative Convertible Preferred Stock, which the Company intends to repurchase upon the consummation of the Rights Offering. Depending on the unsubscribed principal amount of the Notes available pursuant to the Oversubscription Privilege, one or more members of the Stockholders Group could substantially increase his or its controlling equity position in the Company and would thereby increase his or its ability to exert significant control over corporate policy. The concentration of ownership may also have an adverse effect on the market for remaining shares of Common Stock. See "The Allocation Agreement, Voting Agreement and Indemnification Agreement."

     In addition, CEW Partners and Martin Trust and Edwin M. Roth, the Chairman and President of the Company, and Corey B. Roth, Vice President and a director of the Company (together, the "Roths"), have entered into a voting agreement pursuant to which CEW Partners and Martin Trust have agreed, among other things,
(i) to vote, with certain exceptions, all shares of voting stock of the Company owned by each of them in connection with any action to be taken by the Company's stockholders in accordance with the recommendation of the Roths or, absent such recommendation, in accordance with the recommendation of the Board of Directors;
(ii) to vote all shares of their voting stock in favor of the election to the Board of Directors of the nominees for the Board recommended by the Roths or, absent such recommendation, for the Company's nominees to the Board, and no others; (iii) not to conduct, encourage, solicit or in any way participate in, any solicitation of proxies or any election contest with respect to the Company; and (iv) not to encourage, solicit or in any way participate in the formation of any "person" (as defined in Section 13(d)(3) of the Exchange Act) which owns, or seeks to acquire beneficial ownership of the Company's voting stock. Further, the Roths have agreed to vote their Common Stock for two persons designated by CEW Partners and Martin Trust and reasonably satisfactory to the Roths for election to the Company's Board of Directors. CEW Partners and Martin Trust have named Geoffrey Colvin and Terence J. Conklin as such designees. The voting agreement provides that neither CEW Partners nor Martin Trust, on the one hand, and neither of the Roths, on the other hand, may sell their Shares or Notes without extending to the others the right to purchase such Shares and Notes on the same terms as those being offered by a third party. The voting agreement also restricts the ability of CEW Partners and Martin Trust to sell, assign or Transfer, grant an option with respect to, or otherwise dispose of any Notes or Shares.

     The voting agreement expires on the earliest of (i) March 31, 2000, (ii) the date Edwin M. Roth is no longer the Chief Executive Officer of the Company, or (iii) mutual agreement of the parties. See "The Allocation Agreement, Voting Agreement and Indemnification Agreement."

ABSENCE OF TRADING MARKET FOR THE NOTES

     No market currently exists for the Notes and it is not anticipated that there will be a market for the Notes after the completion of this Rights Offering. The Notes will not be listed on any exchange or national quotation system and current market quotations may not be available. There can be no assurance that purchasers of the Notes will be able to resell the Notes at any price or at all.

     The Notes are convertible into Common Stock of the Company after December 31, 2001, subject to the right to convert earlier under certain conditions. The Common Stock is traded on the AMEX. Rights Holders may be required to convert their Notes into shares of the Company's Common Stock in order to dispose of their Notes and will not be able to convert their Notes until December 31, 2001 (except in the event of a Change of Control or any filing pursuant to Rule 14a-11 under the Exchange Act by any person or group of persons for the purpose of opposing a solicitation by the Company with respect to the election of directors of the Company (an "Election Contest")). Rights Holders should therefore consider the potentially illiquid nature of the Notes and should only subscribe for the Notes with a long-term investment intent. See "Description of the Notes" and "Price Range of Common Stock."

ORIGINAL ISSUE DISCOUNT

     The Notes will be issued at an original issue discount. Consequently, holders of the Notes will be required to recognize interest income in advance of the receipt of the cash payments at maturity to which such income is attributable. The tax basis of each Note in the hands of the holder thereof will be increased by the amount of original issue discount on the Note that is included in the holder's gross income. See "Certain Federal Income Tax Considerations -- Original Issue Discount."

DIVIDEND POLICY

     The Company has never paid cash dividends on its Common Stock and intends to follow a policy of retaining earnings in order to finance combined growth and development of its business. In addition, the Company's current debt instruments prohibit the Company from paying cash dividends to its stockholders in any fiscal year in excess of 20% of the Company's net income for such fiscal year. In the event the Company incurs net losses for any fiscal year, such restrictions would prohibit the payment of cash dividends with respect to such year. It is not presently anticipated that cash dividends will be paid on the Common Stock in the foreseeable future. See "Dividend Policy."

UNCERTAINTY OF AVAILABILITY OF NET OPERATING LOSS CARRYOVERS

     As of December 31, 1995, the Company had approximately $7,998,000 of net operating loss carryovers ("NOLs") for federal income tax purposes. As the result of an "ownership change" of the Company (within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the "Tax Code"), that occurred during 1992, the Company's ability to utilize the portion of such NOLs attributable to periods before the ownership change is subject to an annual limitation of approximately $850,000. Due, in part, to the Company's recognition of certain "built-in gains" during 1994, and losses sustained in periods subsequent to the 1992 ownership change, approximately $4,847,000 of the NOLs may be utilized beyond the current annual limitation to offset future taxable income. If the Company were to undergo another ownership change, its ability to utilize its NOLs on a current basis would be severely limited. In this regard, the consummation of the transactions contemplated herein will increase the risk that another ownership change will occur in the future. See "Certain Federal Income Tax Considerations -- Net Operating Loss Carryovers." Use of the NOLs to reduce future taxable income may subject the Company to an alternative minimum tax.

MARKET CONSIDERATIONS

     The Notes are not convertible until after December 31, 2001 except in the event of a Change of Control or in the event of an Election Contest. See "Description of the Notes." There can be no assurance that the market price of the Common Stock will not decline prior to any conversion of the Notes purchased in the Rights Offering into Common Stock or that, following the issuance of the Rights and the sale of the Underlying Notes upon exercise of the Rights or pursuant to the Allocation Agreement, a subscribing Rights Holder will be able to sell the Notes purchased in the Rights Offering at a price equal to or greater than the Subscription Price. THE ELECTION OF A RIGHTS HOLDER TO EXERCISE RIGHTS IN THE RIGHTS OFFERING IS IRREVOCABLE. MOREOVER, UNTIL THE NOTES ARE DELIVERED, SUBSCRIBING RIGHTS HOLDERS MAY NOT BE ABLE TO SELL THE NOTES THAT THEY HAVE PURCHASED IN THE RIGHTS OFFERING. NOTES REPRESENTING THE PRINCIPAL AMOUNT OF THE NOTES PURCHASED PURSUANT TO THE BASIC SUBSCRIPTION PRIVILEGE OR THE OVERSUBSCRIPTION PRIVILEGE WILL BE DELIVERED AS SOON AS PRACTICABLE AFTER ALL PRORATIONS AND ADJUSTMENTS CONTEMPLATED BY THE TERMS OF THE RIGHTS OFFERING HAVE BEEN EFFECTED.

     No interest will be paid to Rights Holders on funds delivered to the Subscription Agent pursuant to the exercise of Rights pending delivery of Underlying Shares.

ANTI-TAKEOVER PROVISIONS; ADDITIONAL ISSUANCES OF PREFERRED STOCK

     The issuance of the Notes could have the effect of delaying, deferring or preventing a change in control of the Company in that the Notes become immediately convertible into shares of Common Stock upon a Change of Control or an Election Contest.

     The Company's Board of Directors has the authority to issue 2,000,000 shares of preferred stock in one or more series and to fix the designation and relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of each such series, including, without limitation, dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the stockholders. Mr. Edwin
M. Roth currently owns 3,500 shares of Cumulative Convertible Preferred Stock, which is 100% of the outstanding preferred stock, which the Company intends to repurchase upon consummation of the Rights Offering.

     Although the Company has no present intention to issue shares of another series of preferred stock, because the Board of Directors has the power to establish the rights, preferences and powers of each series of preferred stock, it may afford the holders of any preferred stock rights, preferences and powers (including voting rights) senior to the rights of the holders of Common Stock (including holders of the Notes who elect to convert the Notes into Common Stock). The issuance of additional shares of preferred stock could further decrease the amount of earnings and assets available for distribution to holders of Common Stock (including holders of the Notes who elect to convert the Notes into Common Stock) or adversely affect the rights, preferences and powers of the holders of Common Stock (including holders of the Notes who elect to convert the Notes into Common Stock). The issuance of the preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. See "Description of Capital
Stock -- Preferred Stock."

SUBORDINATION

     The indebtedness evidenced by the Notes is subordinate to the prior payment when due of the principal of, and interest on, and any other amount due in respect of all Senior Debt. Upon maturity of any Senior Debt by lapse of time, acceleration or otherwise, all principal of and premium, if any, and interest on all such matured Senior Debt shall first be paid in full before any payment is made on, or in respect of, the Notes. Upon any distribution of assets of the Company, payment of the principal of and premium, if any, and interest on the Notes will be subordinated to the extent and in the manner set forth in the Indenture to the prior payment in full of all Senior Debt. By reason of such subordination, in the event of insolvency, holders of Notes may recover less, ratably, than the general creditors of the Company or the holders of Senior Debt. Under the terms of the Indenture, the Company may not incur any indebtedness for borrowed money that would rank senior to the Notes except (i) indebtedness existing on the date of the Indenture or under the Company's existing credit facility, including any renewals, refinancings, extensions or refundings of the foregoing, (ii) indebtedness secured by purchase money security interests, (iii) any other senior bank or other institutional indebtedness, (iv) any indebtedness of a subsidiary to another subsidiary, (v) certain indebtedness incurred in connection with a merger with or into, or the acquisition of the stock or assets of, another entity, and (vi) indebtedness to holders of the Notes.

ENVIRONMENTAL MATTERS

     The Company's manufacturing facilities are subject to extensive environmental laws and regulations concerning, among other things, emissions to the air, discharges to the land, surface, subsurface strata and water, and the generation, handling, storage, transportation, treatment and disposal of waste and materials, and are also subject to other federal, state and local laws and regulations regarding health and safety matters. Management believes that the Company's business, operation and facilities currently are being operated in substantial compliance in all material respects with applicable environmental and health and safety laws and regulations. However, management of the Company cannot predict the effect upon earnings or the competitive position of the Company, if any, of environmental laws that may be enacted in the future.

     Moreover, the Company currently is involved in certain litigation and investigations pertaining to environmental concerns. See "The Company -- Legal Proceedings."

                                  THE COMPANY

OVERVIEW

     The Company is a leading custom formulator and packager of specialty chemical products, primarily for the automotive service and industrial maintenance markets. The Company's proprietary products and formulations, manufacturing expertise, customer support and strong technical capabilities are key elements in the Company's operating strategy. The Company specializes in developing, formulating and packaging new products for customers which do not have the expertise or volume to maintain captive research and development departments and manufacturing operations. The Company produces and sells over 1,000 "proprietary" chemical formulations, substantially all of which are packaged in aerosol containers. These proprietary formulations represent know-how of the Company developed through the skill and experience of its employees. These proprietary formulations are not generally patented.

     In 1995, the Company sold approximately 35 million units. Approximately 84% of the Company's sales are of its proprietary products sold under the brand names of the Company's customers. The Company's products include cleaners, sealants, gasket components, lubricants, waxes, adhesives, paints, coatings, degreasers, polishes, antistatics and tire inflators. Substantially all of the Company's products are used by professionals in commercial applications. In addition, the Company produces and sells its own branded products under the Taylor Made Products (TMP) and Aerosol Maintenance Products (AMP) names. Approximately 16% of the Company's sales are of its branded products. See "Prospectus Summary -- The Company."

     The Company is a Delaware corporation with its principal executive offices located at 9100 Valley View Road, Macedonia, Ohio 44056; its telephone number is
(216) 468-1380.

LEGAL PROCEEDINGS

     The Company continues to be involved in implementing a settlement reached pursuant to a Consent Order entered into between the State of Ohio and Aerosol Systems, Inc. ("ASI") on July 9, 1990 (the "Consent Order"), pertaining to environmental concerns at the Company's Macedonia facility that preceded the Company's acquisition of ASI in 1988. ASI is now operated as a division of the Company.

     Pursuant to the Consent Order, the Company had submitted a closure plan for its facility located at 9150 Valley View Road in Macedonia, Ohio to the Ohio Environmental Protection Agency ("OEPA"). On January 6, 1995, Aerosol Systems, a division of Specialty Chemical Resources, Inc. v. Donald R. Schregardus, Director, Ohio Environmental Protection Agency (Environmental Board of Review, Case No. EBR 773188), was resolved through a settlement agreement.

     On May 3, 1995, OEPA issued a supplemental closure plan approval letter that established certain deadlines with regard to the Company's implementation of a Groundwater Extraction and Treatment System, a Soil Vapor Extraction System and certain other closure plan tasks. On February 12, 1996, the Company submitted a revised closure cost estimate to address closure costs anticipated at the Macedonia facility. Based on an estimate of closure costs received from the Company's environmental consultant, the closure cost estimate totalled $975,000. As of July 31, 1996, approximately $371,000 was available in an OEPA trust fund, comprised of funds deposited by former owners of the Company, to meet these expenses (the "OEPA Trust Fund"). Further, as of August 14, 1996, the Company had incurred $979,000 toward closure activities.

     Pursuant to the Ohio Administrative Code, the Company requested reimbursement from the OEPA Trust Fund of those expenses which the Company had paid directly. As of September 3, 1996, the Director of OEPA has approved reimbursement to the Company in the amount of $620,800 from the OEPA Trust Fund. Approximately $361,000 remains in the OEPA Trust Fund to complete closure activities. It is difficult to predict at this time when remaining funds in the OEPA Trust Fund will be released. However, the Company does expect additional reimbursement of approximately $358,000 during 1996 and 1997.

     If the remediation techniques proposed in the closure plan are not successful, or if supplemental or alternative technologies are required to be used, then the Company may incur costs in excess of the $975,000 closure cost estimate. The Company believes, based on discussions with its technical consultants, that the cost of additional testing and operation of the proposed remedial systems will be approximately $150,000 and that the costs of the supplemental or alternative cleanup measures, if determined to be necessary, will not exceed a total of $2,000,000.

     On January 31, 1996, the Company received a Notice of Violation ("NOV") from OEPA in association with an inspection conducted by OEPA on June 23, 1995 regarding operations at the Macedonia facility. Thirty-six violations were alleged by OEPA. At this time the Company does not know whether these violations had in fact occurred or for what time period the alleged violations lasted. A majority of the alleged violations will be addressed by the completion of the closure activities described above. Other alleged violations have been addressed through negotiations with the OEPA. Discussions with the OEPA to resolve certain of these issues are ongoing. The Company is subject to stipulated penalties provided in the July 9, 1990 Consent Order. The stipulated penalties section of the Consent Order provides penalties for each day of violation of the Consent Order of $1,000 per day for up to 30 days, $2,000 per day for days 31-60, $3,000 per day for days 61-90 and $5,000 per day for each day over 90 days. The Company cannot predict whether the OEPA will seek penalties or, if it does so, what the extent of those penalties as a result of the NOV will be. While there can be no assurances regarding the outcome of negotiations with the OEPA, based on the progress made to date the Company does not expect that penalties sought by the OEPA, if any, will have a material adverse effect on the financial condition of the Company.

                              THE RIGHTS OFFERING

THE RIGHTS

     The Company is distributing nontransferable Rights to the record holders of its outstanding Common Stock as of the close of business on September 3, 1996 (the "Record Date"). The Company will distribute, at no cost to the record holders, one Right for each 100 shares of Common Stock held on the Record Date. The Rights will be evidenced by nontransferable subscription certificates (the "Subscription Certificates").

     No fractional Rights or cash in lieu thereof will be issued or paid, and the number of Rights distributed to each holder of Common Stock will be rounded up to the nearest whole number. No Subscription Certificate may be divided in such a way as to permit the holders of Common Stock to receive a greater number of Rights than the number to which such Subscription Certificate entitles its holder, except that a depository, bank, trust company and securities broker or dealer holding shares of Common Stock on the Record Date for more than one beneficial owner may, upon proper showing to the Subscription Agent, exchange its Subscription Certificate to obtain a Subscription Certificate for the number of Rights to which all such beneficial owners in the aggregate would have been entitled had each been a holder on the Record Date. The Company reserves the right to refuse to issue any such Subscription Certificate if such issuance would be inconsistent with the principle that each beneficial owner's holdings will be rounded up to the nearest whole Right.

     Because the number of Rights distributed to each record holder will be rounded up to the nearest whole number, beneficial owners of Common Stock who are also the record holders of such shares might receive more Rights under certain circumstances than beneficial owners of Common Stock who are not the record holder of their shares and who do not obtain (or cause the record owner of their shares of Common Stock to obtain) a separate Subscription Certificate with respect to the shares beneficially owned by them, including shares held in an investment advisory or similar account. To the extent that record holders of Common Stock or beneficial owners of Common Stock who obtain a separate Subscription Certificate receive more Rights, they will be able to subscribe for additional principal amount of Notes pursuant to the Basic Subscription Privilege and pursuant to the Oversubscription Privilege.

EXPIRATION DATE

     The Rights will expire at 5:00 P.M., Cleveland, Ohio local time, on October 4, 1996. After the Expiration Date, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by the Subscription Agent after the Expiration Date, regardless of when the documents relating to such exercise were sent.

SUBSCRIPTION PRIVILEGES

  Basic Subscription Privilege

     Each Right will entitle the holder thereof to receive, upon payment of the Subscription Price, $100 principal amount of Notes at par (the "Basic Subscription Privilege"). Notes representing the principal amount of Notes purchased pursuant to the Basic Subscription Privilege will be delivered to subscribers as soon as practicable after the Expiration Date.

  Oversubscription Privilege

     Subject to the allocation described below, each Right also carries the right to subscribe, at the Subscription Price, for additional principal amount of Notes (the "Oversubscription Privilege"). Only Rights Holders who exercise the Basic Subscription Privilege in full will be entitled to subscribe pursuant to the Oversubscription Privilege. The members of the Stockholders Group have expressed their present intent to acquire the principal amount of Underlying Notes subject to their Basic Subscription Privileges. In addition, the members of the Stockholders Group have advised the Company that they intend to subscribe for the maximum principal amount of Notes that they are entitled to purchase pursuant to the Oversubscription Privilege.

     Principal amounts of Underlying Notes will be available for subscription pursuant to the Oversubscription Privilege only to the extent that any principal amounts of Underlying Notes are not purchased through the Basic Subscription Privilege. If the aggregate principal amount of the Underlying Notes not purchased through the Basic Subscription Privilege (the "Remaining Notes") is not sufficient to satisfy all subscriptions pursuant to the Oversubscription Privilege, the aggregate principal amount of the Remaining Notes will be allocated pro rata among those Rights Holders subscribing pursuant to the Oversubscription Privilege, in proportion, not to the principal amount of Notes subscribed for pursuant to the Oversubscription Privilege, but to the principal amount of Notes each beneficial holder subscribing pursuant to the Oversubscription Privilege has purchased pursuant to the Basic Subscription Privilege; provided, however, that if such pro rata allocation results in any Rights Holder being allocated a greater principal amount of Remaining Notes than such holder subscribed for pursuant to such holder's Oversubscription Privilege, then such holder will be allocated only such principal amount of Remaining Notes as such holder subscribed for. If a proration of the principal amount of Remaining Notes results in any Rights Holder being allocated a principal amount of Remaining Notes less than such holder subscribed for pursuant to the Oversubscription Privilege, then the excess funds paid by that holder as the Subscription Price for Notes not issued will be returned without interest or deduction. All beneficial holders who exercise the Basic Subscription Privilege in full, including the Stockholders Group, will be entitled to subscribe pursuant to the Oversubscription Privilege. Notes representing the principal amount of Notes purchased pursuant to the Oversubscription Privilege will be delivered to subscribers as soon as practicable after the Expiration Date and after all prorations have been effected.

     Banks, brokers and other nominee Rights Holders who exercise the Basic Subscription Privilege and subscribe pursuant to the Oversubscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company, in connection with the subscription pursuant to the Oversubscription Privilege, as to the aggregate number of Rights that have been exercised and the principal amount of Underlying Notes that are being subscribed for pursuant to the Oversubscription Privilege by each beneficial owner of Rights on whose behalf such nominee holder is acting.

SUBSCRIPTION PRICE

     The Subscription Price is $100 per $100 principal amount of Notes purchased pursuant to the Basic Subscription Privilege or the Oversubscription Privilege. See " -- Determination of Subscription Price."

EXERCISE OF RIGHTS

     Rights may be exercised by delivering to National City Bank (the "Subscription Agent"), on or prior to 5:00 p.m., Cleveland, Ohio local time, on the Expiration Date, the properly completed and executed Subscription Certificate evidencing such Rights with any required signature guaranties, together with payment in full of the Subscription Price for the principal amount of Underlying Notes purchased pursuant to the Basic Subscription Privilege and subscribed for pursuant to the Oversubscription Privilege. Such payment in full must be by check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to National City Bank, as Subscription Agent. The Subscription Price will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check or (ii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order. If paying by uncertified personal check, please note that the funds paid thereby may take at least five business days to clear. Accordingly, Rights Holders who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier's check or money order.

     The address to which the Subscription Certificates and payment of the Subscription Price should be delivered, as well as the address to which a DTC Participant Oversubscription Subscription Form must be delivered, is:

If by mail:                 National City Bank, Subscription Agent
                            Corporate Trust Operations
                            P.O. Box 94720
                            Cleveland, Ohio 44101-4720
If by overnight courier
  or hand delivery:         National City Bank, Subscription Agent
                            Corporate Trust Operations
                            3rd Floor -- North Annex
                            4100 West 150th Street
                            Cleveland, Ohio 44135-1385

     If an exercising Rights Holder does not indicate the number of Rights being exercised, or does not forward full payment of the aggregate Subscription Price for the number of Rights that the Rights Holder indicates are being exercised, then the Rights Holder will be deemed to have exercised the Basic Subscription Privilege with respect to the maximum number of Rights that may be exercised for the aggregate Subscription Price payment delivered by the Rights Holder, and to the extent that the aggregate Subscription Price payment delivered by the Rights Holder exceeds the product of the Subscription Price multiplied by the number of Rights evidenced by the Subscription Certificates delivered by the Rights Holder (such excess being the "Subscription Excess"), the Rights Holder will be deemed to have subscribed pursuant to the Oversubscription Privilege to purchase, to the extent available, that principal amount of Remaining Notes equal to the quotient obtained by dividing the Subscription Excess by the Subscription Price up to a maximum principal amount of Notes that such Rights Holder is entitled to purchase pursuant to the Oversubscription Privilege. Any amount remaining after such division will be returned to the Rights Holder by mail without interest or deduction as soon as practicable after the Expiration Date.

     Funds received in payment of the Subscription Price for Remaining Notes subscribed for pursuant to the Oversubscription Privilege will be held in a segregated account pending issuance of such Remaining Notes. If a Rights Holder subscribing pursuant to the Oversubscription Privilege is allocated less than all of the principal amount of Remaining Notes that such holder wished to subscribe for pursuant to the Oversubscription Privilege, the excess funds paid by such holder in respect of the Subscription Price for Notes not issued will be returned by mail without interest or deduction as soon as practicable after the Expiration Date.

     Unless a Subscription Certificate provides that the Notes to be issued pursuant to the exercise of Rights represented thereby are to be delivered to the holder of such Rights, signatures on such Subscription Certificate must be guaranteed by a participant in the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program or the American Stock Exchange, Inc. Medallion Signature Program.

     Persons who hold shares of Common Stock for the account of others, such as brokers, trustees or depositaries for securities, should notify the respective beneficial owners of such shares as soon as possible to ascertain such beneficial owners' intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the record holder of such Right should complete Subscription Certificates and submit them to the Subscription Agent with the proper payment. In addition, beneficial owners of Rights held through such a holder should contact the holder and request the holder to effect transactions in accordance with the beneficial owners' instructions.

     The instructions accompanying the Subscription Certificates should be read carefully and followed in detail. DO NOT SEND SUBSCRIPTION CERTIFICATES TO THE COMPANY.

     THE METHOD OF DELIVERY OF SUBSCRIPTION CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE RIGHTS HOLDERS, BUT IF SENT BY MAIL IT IS RECOMMENDED THAT SUCH CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION

AGENT AND CLEARANCE OF PAYMENT PRIOR TO 5:00 P.M., CLEVELAND, OHIO LOCAL TIME, ON THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, YOU ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK OR MONEY ORDER.

     All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights or subscriptions pursuant to the Oversubscription Privilege will be determined by the Company in its sole discretion, whose determinations will be final and binding. The Company in its sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right or subscription pursuant to the Oversubscription Privilege. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur any liability for failure to give such notification.

     Any questions or requests for assistance concerning the method of exercising Rights or subscribing pursuant to the Oversubscription Privilege or requests for additional copies of this Prospectus or the Instructions as to Use of Subscription Certificates should be directed to the Subscription Agent, National City Bank, at one of its addresses set forth under "Subscription Agent" (telephone (800) 622-6757).

NO REVOCATION

     ONCE A RIGHTS HOLDER HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE AND/OR SUBSCRIBED PURSUANT TO THE OVERSUBSCRIPTION PRIVILEGE, SUCH EXERCISE OR SUBSCRIPTION MAY NOT BE REVOKED BY SUCH RIGHTS HOLDER.

RIGHTS OF SUBSCRIBERS

     Subscribers have no rights as stockholders of the Company with respect to the shares of Common Stock into which the Notes are convertible until shares of Common Stock are issued upon conversion of the Notes.

PROCEDURES FOR DTC PARTICIPANTS

     The Company anticipates that the exercise of the Basic Subscription Privilege (but not the Oversubscription Privilege) may be effected through the facilities of The Depository Trust Company ("DTC"). Rights exercised through DTC are referred to as "DTC Exercised Rights". The holder of a DTC Exercised Right may subscribe pursuant to the Oversubscription Privilege in respect of such DTC Exercised Right by properly executing and delivering to the Subscription Agent, at or prior to 5:00 p.m., Cleveland, Ohio local time, on the Expiration Date, a DTC Participant Oversubscription Subscription Form, together with payment of the appropriate Subscription Price for the number of Underlying Notes subscribed for pursuant to the Oversubscription Privilege. Copies of the DTC Participant Oversubscription Subscription Form may be obtained from the Subscription Agent.

AMENDMENTS AND TERMINATION

     The Company reserves the right to amend the terms and conditions of the Rights Offering, whether the amended terms are more or less favorable to Rights Holders. If the Company amends the terms of the Rights Offering, the Registration Statement of which this Prospectus forms a part will be amended, and a new definitive Prospectus will be distributed to all Rights Holders who have theretofore exercised Rights and to holders of record of unexercised Rights on the date the Company amends such terms. In addition, all Rights Holders who have theretofore exercised Rights, or who exercise Rights within four (4) business days after the mailing of the new definitive Prospectus, shall be provided with a form of Consent to Amended Rights Offering Terms, on which they can confirm their exercise of Rights and their subscriptions under the terms of the Rights Offering as amended by the Company; any Rights Holder who has theretofore exercised any Rights, or who exercises Rights within four (4) business days after the mailing of the new definitive Prospectus, and who does not return such Consent within ten (10) business days after the mailing of such Consent by the Company will be deemed to have canceled his or her exercise of Rights, and the full amount of the Subscription Price theretofore paid by such Rights Holder will be returned promptly by mail, without interest or deduction. Any completed Subscription Certificate received by the Subscription Agent five (5) or more business days after the date of the amendment will be deemed to constitute the consent of the Rights Holder who completed such Subscription Certificate to the amended terms.

     The Company reserves the right at any time prior to delivery of the Underlying Notes purchased in the Rights Offering to terminate the Rights Offering. Such termination would be effected by the Company by giving oral or written notice of such termination to the Subscription Agent and making a public announcement thereof. If the Rights Offering is so terminated, the Subscription Price will be promptly returned by mail to exercising Rights Holders, without interest or deduction. The Company will have no obligation to a Rights Holder, whether such purchase was made through the Subscription Agent or otherwise, in the event that the Rights Offering is terminated.

DETERMINATION OF SUBSCRIPTION PRICE

     The Subscription Price was determined by the Company, based on a number of factors, including the current market price of the Common Stock and negotiations with the members of the Stockholders Group. The Company believes that the Subscription Price reflects the Company's objective of achieving the maximum net proceeds obtainable from the Rights Offering while providing the holders of Common Stock with an opportunity to make an additional investment in the Company, and thus avoid a dilution of their ownership position in the Company.

SUBSCRIPTION AGENT

     The Company has appointed National City Bank as Subscription Agent for the Rights Offering. The Subscription Agent's address, which is the address to which the Subscription Certificates and payment of the Subscription Price must be delivered, is:

     If by mail:                       National City Bank, Subscription Agent
                                       Corporate Trust Operations
                                       P.O. Box 94720
                                       Cleveland, Ohio 44101-4720

     If by overnight courier or hand:  National City Bank, Subscription Agent
                                       Corporate Trust Operations
                                       3rd Floor -- North Annex
                                       4100 West 150th Street
                                       Cleveland, Ohio 44135-1385

     The Subscription Agent's telephone number is (800) 622-6757, and the telecopier number is (216) 476-8367.

     The Company will pay the fees and expenses of the Subscription Agent and has also agreed to indemnify the Subscription Agent from certain liability which it may incur in connection with the Rights Offering. The Company has been informed by the Subscription Agent that it is a bank within the meaning of
Section 3(a)(6) of the Exchange Act.

INTENT OF CERTAIN PERSONS

     The stockholders comprising the Stockholders Group have indicated their intention (but have no obligation) to exercise their respective Basic Subscription Privileges in full. In addition, the members of the Stockholders Group have advised the Company that they intend (but have no obligation) to subscribe for the maximum principal amount of Notes that they are entitled to purchase pursuant to the Oversubscription Privilege. As of September 3, 1996, the members of the Stockholders Group owned beneficially an aggregate of 1,262,991 shares of Common Stock, or approximately 32% of the outstanding Common Stock. See "The Allocation Agreement, Voting Agreement and Indemnification Agreement."

NO BOARD RECOMMENDATION

     An investment in the Common Stock must be made pursuant to each Rights Holder's evaluation of his, her or its best interests. Accordingly, the Board of Directors of the Company does not make any recommendation to any Rights Holder or prospective investor regarding the exercise of his, her or its rights.

                                USE OF PROCEEDS

     The net proceeds available to the Company from the Transaction will be approximately $3,750,000. Such net proceeds will be utilized to (i) repay approximately $3,400,000 of the Company's borrowings under its new revolving credit facility with Star Bank, N.A. (the "Revolving Credit Facility"), and (ii) repurchase all 3,500 shares of the Company's Cumulative Convertible Preferred Stock for $350,000. The Company anticipates that it will enter into the Revolving Credit Facility on or about September 6, 1996. In addition, a portion of the net proceeds may be used by the Company to acquire businesses or product lines.

                          DESCRIPTION OF CAPITAL STOCK

     The following general summary of the Company's capital stock is qualified in its entirety by reference to the Company's Restated Certificate of Incorporation, a copy of which is on file with the Commission. See "Available Information."

     The authorized capital stock of the Company consists of 13,000,000 shares of Common Stock, $.10 par value, and 2,000,000 shares of preferred stock, $.01 par value. As of September 3, 1996, 3,932,602 shares of Common Stock were issued and outstanding, and 555,249 shares were reserved for issuance pursuant to the exercise of options granted and which may be granted by the Company under the Company's stock option plans. As of such date, there were 576 record holders of Common Stock. As of September 3, 1996, 3,500 shares of Cumulative Convertible Preferred Stock were issued and outstanding, and there was one record holder of Cumulative Convertible Preferred Stock. The Company intends to repurchase all of the outstanding shares of Cumulative Convertible Preferred Stock upon consummation of the Rights Offering. Shares of the Company's Common Stock will be reserved for issuance upon the conversion of the Notes issued pursuant to this Rights Offering.

     COMMON STOCK

     General. The holders of the Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders; holders may not cumulate their votes for the election of directors. Subject to any preferential right held by holders of the Cumulative Convertible Preferred Stock, the holders of the Common Stock are entitled to share ratably in any dividends that may be declared, from time to time, by the Board of Directors out of funds legally available therefor. However, it is not presently anticipated that dividends will be paid on the Common Stock in the foreseeable future and certain of the debt instruments to which the Company is a party prohibit or restrict the payment of cash dividends to stockholders in excess of 20% of the Company's net income for such fiscal year. See "Risk Factors -- Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities. Holders of the Common Stock do not have preemptive rights. All of the issued and outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company hereby will upon issuance be, fully paid and nonassessable.

     Trading Market. The Common Stock is traded on the AMEX under the symbol CHM. The Transfer Agent for the Company's Common Stock is National City Bank, Cleveland, Ohio.

     PREFERRED STOCK

     General. The Company's Board of Directors has the authority to issue 2,000,000 shares of preferred stock in one or more series and to fix the designation and relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of each such series, including, without limitation, dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the stockholders.

     Outstanding Cumulative Convertible Preferred Stock. On October 6, 1995, the Company issued 3,500 shares of Cumulative Convertible Preferred Stock (designated as such by the Board of Directors) to Edwin M. Roth, the Company's Chairman and President, at a price of $100 per share, or an aggregate purchase price of $350,000. The Cumulative Convertible Preferred Stock pays quarterly dividends of $1.875 per share. The Cumulative Convertible Preferred Stock is nonvoting stock.

     Each share of the Cumulative Convertible Preferred Stock may be converted, at the option of the holder, into 20 shares of Common Stock at an effective conversion price of $5.00 per share. The Company may redeem the Cumulative Convertible Preferred Stock, in whole or in part, after October 6, 1998, for $100 per share plus accrued and unpaid dividends. Mandatory redemption of all outstanding Cumulative Convertible Preferred Stock is required on November 6, 2000 at $100 per share plus accrued and unpaid dividends. In the event of a dissolution, liquidation or winding up of the Company, the holders of outstanding Cumulative Convertible Preferred Stock shall be entitled to receive a distribution of $100 per share plus accrued and unpaid dividends. The Cumulative Convertible Preferred Stock ranks senior in priority to the Common Stock with respect to cash dividends and liquidating distributions. The Company intends to repurchase all of the outstanding shares of Cumulative Convertible Preferred Stock from Mr. Edwin M. Roth upon consummation of the Rights Offering.

     Further Issuances. Although the Company has no present intention to issue shares of another series of preferred stock, because the Board of Directors has the power to establish the rights, preferences and powers of each series of preferred stock, it may afford the holders of any preferred stock rights, preferences and powers (including voting rights) senior to the rights of the holders of Common Stock (including holders of Common Stock to be issued upon conversion of the Notes). The issuance of additional shares of preferred stock could further decrease the amount of earnings and assets available for distribution to holders of Common Stock (including holders of Common Stock to be issued upon conversion of the Notes) or adversely affect the rights, preferences and powers of the holders of Common Stock (including holders of Common Stock to be issued upon conversion of the Notes). The issuance of the preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders.

                            DESCRIPTION OF THE NOTES

     The Company will issue the Notes under an Indenture (the "Indenture") between the Company and Bank One, Columbus, N.A., as trustee (the "Trustee"). Holders of the Notes (the "Noteholders") are referred to the Indenture and the Trust Indenture Act of 1939, as amended (the "1939 Act"), as if the Indenture were governed by the same, for a statement of the terms of the Notes. The following summary of the provisions of the Notes is qualified in its entirety by reference to the Indenture, which has been filed as an exhibit to the Registration Statement. Capitalized terms not otherwise defined herein have the meanings assigned to them in the Indenture.

     General. Interest on the Notes will accrue and compound semi-annually on each April 8 and October 8, commencing on the first business day following the Expiration Date, at the rate of 6% per annum. The Notes mature October 8, 2006 and, unless converted, repurchased or redeemed, all principal and interest due thereon will be paid on the first business day following the Maturity Date of the Notes.

     The Notes are general unsecured obligations of the Company. The Notes are in registered form in denominations of $100 and multiples of $100. They are subordinate in right of payment to Senior Debt of the Company, as described under "-- Subordination." The Company may not incur any indebtedness for borrowed money that would rank senior to the Notes except (i) indebtedness existing on the date of the Indenture or under the Company's then existing credit facility, including any renewals, refinancings, extensions or refundings of the foregoing, (ii) indebtedness secured by purchase money security interests, (iii) any other senior bank or other institutional indebtedness, (iv) any indebtedness of a subsidiary to another subsidiary, (v) any indebtedness of any other entity existing at the time such entity merged with or into or became a subsidiary of the Company or of a subsidiary, (vi) any indebtedness incurred in connection with a merger with or into, or the acquisition of the stock or assets of, another entity, and (vii) any indebtedness to holders of the Notes.

     Initially, the Trustee will act as Paying Agent, Conversion Agent, Registrar and agent for service of notices and demands. The Company may change the Paying Agent, Conversion Agent, Registrar and agent for service of notices and demands without notice.

     Conversion. The Notes (or portions thereof in denominations of $100 or any integral multiple of $100), plus accrued and compounded interest thereon, are convertible into shares of Common Stock (i) at any time after December 31, 2001 and before the close of business on the Maturity Date, (ii) in the event of a Change of Control of the Company, or (iii) in the event of any filing pursuant to Rule 14a-11 under the Exchange Act, by any person or group of persons for the purpose of opposing a solicitation by the Company with respect to election of directors of the Company, at an initial conversion ratio of 66.67 shares of Common Stock for each $100 in principal amount of the Notes, plus accrued interest thereon, subject to adjustment as described below. In addition, if a
Note is called for redemption (upon a Change of Control or otherwise), it is convertible at any time prior to the redemption date. Instead of issuing fractional shares upon conversion, if any, the Company will round fractional shares to be issued upon conversion up to the nearest whole share. If the Notes are called for redemption, conversion rights with respect to such Notes expire at the close of business on the day prior to the Redemption Date.

     The conversion ratio is subject to adjustment as set forth in the Indenture in certain events, including: the issuance of stock of the Company as a dividend or distribution on the Common Stock; subdivisions and combinations of the Common Stock; certain reclassifications of the Common Stock; a dividend of securities convertible into Common Stock; or consolidations, mergers and sales of property of the Company. No adjustment in the conversion ratio is required unless such adjustment causes a change of at least one percent in the number of shares of Common Stock for which the Notes may be converted; any adjustment that would be required to be made but for the preceding statement will be carried forward and taken into account in any subsequent adjustment. If the Company consolidates with, merges into, or transfers or leases all or substantially all of its assets to any person, or is a party to a merger that reclassifies or changes its outstanding Common Stock, the right to convert a Note into Common Stock may be changed into a right to convert it into securities, cash or other assets of the Company or another entity into which the Common Stock was reclassified or changed.

     A Change of Control of the Company shall be deemed to occur upon the acquisition (or the announcement of an intent to acquire), directly or indirectly, by any individual, corporation, partnership, limited liability corporation, joint venture, association, joint-stock company, trust, or unincorporated organization or governmental authority, or any group of the foregoing acting together, (other than the Stockholders Group (or any of them or any of their Affiliates)) (the "Acquiring Entity"), of control of the Company. "Control" of the Company shall mean the acquisition of, or the formation of a group whose members beneficially own, shares of capital stock of the Company, which after giving effect thereto, shall permit the Acquiring Entity to vote 25% or more of the aggregate voting power, as measured by all voting stock of the Company then outstanding, in the election of directors of the Company.

     Redemption. Subject to the Noteholders' rights to convert the Notes, the Notes may be redeemed at the option of the Company at any time on or after October 8, 1999 and prior to the Maturity Date, in whole or in part, on not less than 30 days notice, mailed by first class mail to each Noteholder's last address as it appears on the Note register, at premiums declining ratably to par value on or after October 8, 2004, plus an amount equal to accrued and unpaid interest, as set forth below:

                October 8, 1999....................................    110%
                October 8, 2000....................................    108%
                October 8, 2001....................................    106%
                October 8, 2002....................................    104%
                October 8, 2003....................................    102%
                October 8, 2004....................................    100%

If less than all of the Notes are to be redeemed, the Trustee will select the Notes to be redeemed pro rata or by lot or in such other manner as the Trustee deems fair to Noteholders.

SINKING FUND

     There is no sinking fund or other similar mandatory prepayments of principal on the Notes.

SUBORDINATION

     The indebtedness evidenced by the Notes is subordinate to the prior payment when due of the principal of, interest on, and any amount due in respect of, all Senior Debt and the termination of all financing arrangements between the Company and the holders of Senior Debt. Upon maturity of any Senior Debt by lapse of time, acceleration or otherwise, all principal of and premium, if any, interest on and any amount due in respect of, all such matured Senior Debt shall first be paid in full before any payment is made on, or in respect of, the Notes. Upon any distribution of assets of the Company, payment of the principal of and premium, if any, interest on, and any amount due in respect of, the Notes will be subordinated to the extent and in the manner set forth in the Indenture to the prior payment in full of all Senior Debt. By reason of such subordination, in the event of insolvency, Noteholders may recover less, ratably, than the general creditors of the Company or the holders of Senior Debt. The Company may not incur any indebtedness for borrowed money that would rank senior to the Notes except (i) indebtedness existing on the date of the Indenture or under the Company's then existing credit facility, including any renewals, refinancings, extensions or refundings of the foregoing, (ii) indebtedness secured by purchase money security interests, (iii) any other senior bank or other institutional indebtedness, (iv) any indebtedness of a subsidiary to another subsidiary, (v) any indebtedness of any other entity existing at the time such entity merged with or into or became a subsidiary of the Company or of a subsidiary, (vi) any indebtedness incurred in connection with a merger with or into, or the acquisition of the stock or assets of, another entity, and (vii) any indebtedness to holders of the Notes.

     "Senior Debt" means all principal of and interest on and any other payment due pursuant to the terms of instruments or agreements creating, relating to or evidencing indebtedness of the Company (other than the Notes and the Indenture), whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed by the Company for money borrowed from another or in connection with an acquisition of any other business or entity or of any properties or assets, and, in each case, all renewals, extensions, refinancings or refundings thereof, after the date of the Indenture by the Company or any Subsidiary of the Company. Unless indebtedness of the Company is expressly subordinate to the indebtedness represented by the Notes, it generally will constitute "Senior Debt" for purposes of the Indenture. "Senior Debt" does not include indebtedness or liability for compensation to employees, for goods or materials purchased in the ordinary course of business or for services and any indebtedness of the Company to or from a subsidiary. As of September 3, 1996, the Senior Debt of the Company was approximately $10.5 million, consisting of amounts borrowed by the Company under its bank revolving credit agreement which provides for extensions of credit up to $10 million and amounts borrowed by the Company under its mortgage.

CERTAIN COVENANTS

  Mergers, Consolidations, Sales of Assets

     The Company will not consolidate with, merge with or into, or transfer or lease all or substantially all of its assets (in one transaction or a series of related transactions), to any other person unless (i) the resulting or surviving person (if other than the Company) or transferee or lessee expressly assumes, by a supplemental indenture executed and delivered to the Trustee, in a form satisfactory to the Trustee, all of the obligations of the Company under the Notes and the Indenture, (ii) such person, transferee or lessee is organized and existing under the laws of the United States, a State thereof or the District of Columbia, (iii) immediately after giving effect to such transaction, no Default (as defined in the Indenture) has occurred and is continuing, and (iv) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the surviving entity is at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction.

     "Consolidated Net Worth" means at any date the total amount of non-redeemable preferred stock and common stockholders' equity (excluding amounts attributable to securities which are exchangeable for or convertible into securities, other than non-redeemable preferred stock or common stock) which would appear on a consolidated balance sheet of any Person as at such date prepared in accordance with generally accepted accounting principles.

DEFAULTS AND REMEDIES

     An Event of Default is a default for 10 days in payment of either interest on or principal of the Notes, whether due upon maturity, acceleration, redemption, repurchase or otherwise; failure by the Company for 30 days after notice to it to comply with any of its other agreements in the Indenture or the Notes; certain Defaults on other Indebtedness of the Company or any subsidiary of the Company in the amount of $1,000,000 or more, individually or in the aggregate resulting in the acceleration thereof; and certain events of bankruptcy, insolvency or reorganization.

     The Indenture provides that the Trustee will, within 90 days after the occurrence of a Default, give the Holders of the Notes ("Holders") notice of all uncured Defaults known to it; provided that, except in the case of a Default in the payment of principal, premium, if any, or interest on the Notes, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders.

     If an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization) has occurred and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes by notice to the Trustee and the Company in writing may declare the principal of, and accrued interest on, the Notes to be due and payable immediately (but payment thereof will be subordinated to payment in full of the Senior Debt as described above). If an Event of Default results from certain events of bankruptcy, insolvency or reorganization, the principal amount of the Notes, together with accrued interest, will be due and payable without any declaration or any act on the part of the Trustee or the Holders. Such declaration may be annulled and past Defaults may be waived (except, unless previously cured, a default in payment of principal, premium, if any, or interest) by the Holders of a majority in principal amount of the Notes upon conditions provided in the Indenture. Except to enforce the right to receive payment of principal or interest when due, no Holder of a Note may institute any proceeding with respect to the Indenture or for any remedy thereunder unless such Holder has previously given to the Trustee written notice of a continuing Event of Default and the Holders of at least 25% of the outstanding principal amount of the Notes have requested the Trustee to institute proceedings in respect of such Event of Default, have offered the Trustee reasonable indemnity against loss, liability and expense which may be incurred, and the Trustee has failed so to act for 60 days after receipt of the same, provided no inconsistent direction has been given to the Trustee during such 60 day period.

     The Holders may not exercise any rights or remedies against the Company to enforce or collect upon the Notes unless the Senior Debt has been paid in full and all financing arrangements between the Company and the holders of Senior Debt have been terminated. However, upon the occurrence of an Event of Default involving a default for 10 days in payment of either principal or interest or certain events of bankruptcy, insolvency or reorganization, the Holder may exercise any rights and remedies in respect of such Event of Default but only after the expiration of the 179-day period commencing upon receipt by the holders of Senior Debt of notice of an Event of Default and subject to the right of holders of Senior Debt to receive prior payment in full of the Senior Debt.

     The Indenture requires the Company to file annually with the Trustee a statement regarding compliance by the Company with the Indenture, specifying any Defaults or Events of Default of which the signers may have knowledge.

AMENDMENT, SUPPLEMENT AND WAIVER

     Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes, and any past Default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes. Without the consent of Noteholders, the Company may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency or to make any change that does not materially and adversely affect the rights of any Holder of Notes or the holders of Senior Debt. However, without the consent of each Holder of Notes affected thereby, the Company may not amend or supplement the Indenture or the Notes to, among other things, extend the maturity, reduce the rate or extend the time of payment of interest, modify the terms of payment of the principal, premium, if any, or interest on the Notes, change redemption provisions in a manner adverse to the Holders, impair the right to convert the Notes into Common Stock on the terms set forth in the Indenture or reduce the percentage of Holders necessary to amend or supplement the Indenture.

SATISFACTION AND DISCHARGE OF INDENTURE

     The Company may terminate its obligations, with certain exceptions, under the Notes and the Indenture if all Notes previously authenticated and delivered (other than destroyed, lost or stolen Notes which have been replaced or paid) have been delivered to the Trustee for cancellation and the Company has paid all sums payable by it under the Indenture, or if the Company irrevocably deposits in trust with the Trustee money or United States government obligations sufficient to pay principal of and interest on the Notes to maturity or redemption, as the case may be, and to pay all sums payable to the Trustee under the Indenture and certain other conditions are satisfied.

REPORTS TO NOTEHOLDERS

     So long as any of the Notes remain outstanding, the Company will mail to the Noteholders its annual report to stockholders and any quarterly or other financial reports furnished by it to its stockholders.

THE TRUSTEE

     The Indenture will contain certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company; provided, however, that if the Trustee acquires certain conflicting interests specified in the 1939 Act, it must eliminate such conflicts or resign.

     The Holders of a majority in principal amount of Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, provided that such direction does not conflict with any rule of law or with the terms of the Indenture and does not unduly prejudice the rights of another Noteholder. The Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction. The Indenture provides that, if any Event of Default occurs (and is not cured), the Trustee will be required to use the degree of care and skill of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Noteholders, unless it has received satisfactory security and indemnity.

                          PRICE RANGE OF COMMON STOCK

     The Common Stock is listed on the AMEX under the symbol "CHM." The following table sets forth the high and low sales prices of the Common Stock as reported on the AMEX for the periods indicated.

                                                                          HIGH       LOW
                                                                         ------     ------
    FISCAL YEAR 1994
      First Quarter....................................................  $7.250     $4.125
      Second Quarter...................................................   4.813      3.250
      Third Quarter....................................................   4.500      3.500
      Fourth Quarter...................................................   4.063      2.875
    FISCAL YEAR 1995
      First Quarter....................................................   4.188      2.375
      Second Quarter...................................................   4.938      2.750
      Third Quarter....................................................   4.625      3.750
      Fourth Quarter...................................................   4.500      1.875
    FISCAL YEAR 1996
      First Quarter....................................................   2.875      1.250
      Second Quarter...................................................   3.875      1.250
      Third Quarter (through August 29, 1996)..........................  $3.500     $1.750

     On August 26, 1996, the day preceding public announcement of this offering, the closing sale price of the Common Stock on the AMEX was $1.75 per share. On August 29, 1996, the closing sale price of the Common Stock was $2.25 per share. As of August 29, 1996, there were approximately 576 holders of record of the Common Stock, and 3,947,765 shares of Common Stock were outstanding. As of September 3, 1996, there was one holder of record of Cumulative Convertible Preferred Stock, and 3,500 shares were outstanding. See "Description of Capital Stock."

                                DIVIDEND POLICY

     The Company has not paid cash dividends on its Common Stock and intends to follow a policy of retaining earnings in order to finance the continued growth and development of its business. Payment of dividends will be within the discretion of the Company's Board of Directors and will depend, among other factors, on earnings, capital requirements and the operating and financial condition of the Company. The terms of outstanding loans to the Company currently prohibit the Company from paying cash dividends to its stockholders in any fiscal year in excess of 20% of the Company's net income for such fiscal year. See "Risk Factors -- Dividend Policy."

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of certain anticipated federal income tax consequences under present law to holders of Common Stock upon the issuance (the "Issuance") of Rights and to Rights Holders upon exercise or lapse of the Rights and is not intended as tax advice. This discussion is based on the provisions of the Tax Code, final, temporary and proposed Treasury regulations thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis). Legislative, judicial or administrative changes or interpretations could alter or modify the tax discussion set forth below. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to a particular Rights Holder in light of such Rights Holder's personal investment circumstances or to certain types of Rights Holders subject to special treatment under the federal income tax laws (e.g., life insurance companies, tax exempt organizations, foreign corporations and nonresident aliens). No attempt is made to consider any aspects of state, local or foreign taxation. Finally, substantial uncertainties resulting from the lack of definitive judicial or administrative authority and interpretations apply to various tax issues addressed herein. The Company has not sought, nor does it intend to seek, any rulings from the Internal Revenue Service ("IRS") relating to such issues or any other issues.

     EACH RIGHTS HOLDER IS THEREFORE URGED TO CONSULT SUCH RIGHTS HOLDER'S OWN ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE RIGHTS OFFERING ON SUCH RIGHTS HOLDER'S OWN PARTICULAR TAX SITUATION, INCLUDING THE APPLICATION AND EFFECT OF THE TAX CODE, AS WELL AS STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

ISSUANCE OF RIGHTS

     The Company believes that issuance of the Rights to it stockholders will not result in the receipt of taxable income by those stockholders and, accordingly, the Company does not intend to issue IRS Forms 1099 in connection therewith.

     The tax consequences of the Issuance are dependent upon (i) the applicability of Section 305 of the Tax Code and (ii) whether the Rights have a market value. In this regard, the IRS has taken the position that the issuance by a corporation to its stockholders of rights entitling them to subscribe to convertible debt securities will be nontaxable under Section 305 of the Tax Code if both of the following two requirements are satisfied: (i) the value of the rights is attributable to the conversion privilege of the convertible debt securities; and (ii) no exception to the general rule of nontaxability under
Section 305(a) of the Tax Code applies.

     The Company believes that any market value attributable to the Rights would be attributable to the conversion privilege of the Notes. It should be noted that the Company has not sought or relied upon the advice of any independent securities dealers or investment bankers in making this determination and that the determination might be subject to challenge by the IRS. The Company also believes that no exception to the general rule of nontaxability under Section 305(a) of the Tax Code will apply to the Issuance.

     If, notwithstanding the foregoing (and contrary to the Company's belief), the Rights were determined to fall outside of the protective ambit of Section 305 of the Tax Code, and if the Rights were determined to have a market value, the distribution of the Rights would result in taxable dividend income to those stockholders exercising the Rights (to the extent of the lesser of the market value of the Rights or such stockholders' allocable share of the Company's current or accumulated earnings and profits). With respect to stockholders not exercising the Rights, the Company believes that, although the matter is not free from doubt, such stockholders could, because the Rights are nontransferable, reasonably take the position that they have not received taxable dividend income. No assurance can be given that such position would ultimately be sustained if challenged.

BASIS IN AND EXERCISE OF THE RIGHTS

     Unless a stockholder elects otherwise (as provided in (ii) below), if, in accordance with the Company's belief, the fair market value of the Rights on the date of Issuance is less than 15% of the fair market value (on the date of Issuance) of the Common Stock with respect to which the Rights are received, the basis of the Rights received by a stockholder as a distribution with respect to such stockholder's Common Stock will be zero. If, however, either (i) the fair market of the Rights on the date of Issuance is 15% or more of the fair market value (on the date of Issuance) of the Common Stock with respect to which the Rights are received or (ii) the stockholder elects, in his, her or its federal income tax return for the taxable year in which the Rights are received, to allocate part of the basis of such Common Stock to the Rights, then upon exercise of the Rights, the stockholder will allocate such stockholder's basis in such Common Stock between the Common Stock and the Rights in proportion to the fair market values of each on the date of Issuance, except that, in either case, no allocation of basis will be made to the Rights if the Rights expire unexercised. The holding period of a stockholder with respect to the Rights received as a distribution on such stockholder's Common Stock will include the stockholder's holding period for the Common Stock with respect to which the Rights were issued.

     No gain or loss will be recognized by a Rights Holder upon exercise of the Rights. The basis for federal income tax purposes of Notes acquired upon exercise of Rights will equal the sum of the holder's basis in the Rights surrendered and the amount of cash paid for the Notes. The holding period of the Notes thereby acquired will begin on the date of issuance of the Notes. No Rights Holder will recognize a capital loss upon expiration of the Rights unless such stockholder has recognized taxable income in connection with receipt of the Rights.

CONVERSION OF NOTES

     Generally, no gain or loss should be recognized upon the conversion of a
Note into Common Stock. The tax basis of shares of Common Stock received pursuant to the conversion of a Note will be equal to the basis such holder had in the Note. The holding period for the Common Stock will include the holding period of the Note.

     If at any time the Company makes a distribution of property to its stockholders which is taxable to them as a dividend for federal income tax purposes (for example, distributions of money or other assets of the Company, but generally not stock dividends or rights to subscribe for Common Stock) and the conversion price of the Notes is reduced pursuant to the anti-dilution provisions of the Indenture, the reduction may be deemed to result in the recognition of taxable dividend income to holders of Notes at the time the conversion price is reduced. Under certain circumstances, the failure to adjust the conversion price of the Notes also may result in a taxable dividend to the holders of the Notes.

ORIGINAL ISSUE DISCOUNT

     Stated interest on the Notes will not be paid until maturity. In addition, the stated interest rate on the Notes may be less than the applicable federal long-term rate (as determined pursuant to Section 1274 of the Code) in effect for the month in which the Notes are issued (the applicable federal long-term rate for indebtedness issued in August 1996 is 7.08%, compounded semi-annually). Consequently, the Notes will be issued at an original issue discount ("OID"), and Holders of the Notes will be required to recognize OID as ordinary income in advance of the receipt of the cash payments at maturity to which such OID income is attributable. The amount of OID per Note will equal the total amount of the stated interest on the Notes that will be payable upon the maturity of the Notes, assuming that the Notes are not converted or redeemed prior to such date plus, if the applicable federal long-term rate in effect for the month in which the Notes are issued exceeds the 6% stated interest rate on the Notes, an amount equal to the excess (the "imputed transfer amount") of the stated principal amount of the Notes over the present value of all payments due thereunder, determined by using a discount rate equal to the applicable federal long-term rate, compounded semi-annually, in effect at the time the Notes are issued.

     The amount of OID required to be included in a Holder's income for any taxable year (regardless of whether the Holder uses the cash or accrual method of accounting) will be determined by allocating to each day in the taxable year during which the Holder owns a Note, a portion of the OID that accrues during the taxable year as determined by a constant yield method. The amount of OID accruing in each semi-annual accrual period will be determined by multiplying the adjusted issue price of the Note at the beginning of an accrual period by a fraction of the yield to maturity of the Note based on the length of the accrual period. The adjusted issue price of a Note at the beginning of an accrual period will be equal to its original issue price increased by all previously accrued OID.

     In accordance with the foregoing, any interest payment received by a holder upon maturity of the Notes will not be treated as interest income for federal income tax purposes. Instead, such interest payments will be treated as a return of principal.

     A Holder's tax basis in a Note (which initially will equal its cost to the holder) will be increased by the amount of OID which is required to be included in the holder's income. Gain or loss upon a sale or other disposition of a Note will be measured by the difference between the amount of cash, or fair market value of property, received with respect to a sale or disposition and a holder's adjusted tax basis in the Note.

     If the applicable federal long-term rate in effect for the month in which the Notes are issued exceeds the stated interest rate on the Notes, a purchaser of Notes will be deemed to have made a capital contribution to the Company as of the date of purchase in an amount equal to the imputed transfer amount.

     As required by law, the Company will report annually to the IRS and to each Holder the amount of OID accrued with respect to each Note.

SALE OR REDEMPTION OF THE NOTE OR SALE OF THE COMMON STOCK

     On a sale or redemption of the Notes or a sale of the Common Stock, a Holder will generally recognize gain or loss measured by the difference between the amount of cash and the fair market value of property received (except to the extent attributable to accrued interest) and the holder's tax basis in the Notes. Because the Company has no present intention to exercise its optional redemption rights, if the Company does choose to exercise these rights, the redemption premium should be treated as capital gain. Subject to the market discount rules of the Tax Code, any remaining gain or any loss should also be capital gain or loss.

NET OPERATING LOSS CARRYOVERS

     Section 382 of the Tax Code imposes limitations on the amount of "pre-change" losses and deductions (including, in certain instances, unrealized losses and deductions attributable to periods prior to an "ownership change") that may be used to offset "post-change" taxable income of a corporation which undergoes an ownership change. Similarly, Section 383 of the Tax Code limits the amount of pre-change tax credits that may be used to reduce the post-change tax liability of a corporation which undergoes an "ownership change."

     As a result of an ownership change of the Company that occurred during 1992, the Company's ability to utilize approximately $3,150,000 of its current NOLs are subject to a limitation of $850,000 per year. The Company's remaining NOLs (which approximate $4,847,000 as of December 31, 1995) are not subject to limitation and may be utilized on a current basis.

     The Company does not believe that it has experienced an ownership change since its 1992 ownership change. It is possible, however, that transactions that occur subsequent to this Rights Offering, or transactions that have already occurred but which are not now known to the Company, may, when considered with other previous, concurrent and/or future transactions, result in another ownership change of the Company. In this regard, the consummation of the transactions contemplated herein will increase the risk of a future ownership change. If another ownership change were to occur, then the Company's ability to utilize its NOLs to offset future income would generally be limited to an amount equal to the value of the Company's equity immediately prior to such ownership change multiplied by the then applicable long-term tax-exempt rate applicable to ownership changes (currently 5.78% for ownership changes occurring in June
1996); provided, however, if the annual limitation exceeds $850,000, the annual limitation applicable to the portion of the Company's NOLs currently subject to limitation as a result of the 1992 ownership change will remain at $850,000. As of December 31, 1995, the Company's NOLs were approximately $7,998,000.

                              PLAN OF DISTRIBUTION

     The Notes offered pursuant to the Rights Offering are being offered by the Company directly to its holders of Common Stock.

     The Company will pay the fees and expenses of National City Bank, as Subscription Agent, and has also agreed to indemnify the Subscription Agent from any liability which it may incur in connection with the Rights Offering, including liabilities under the Securities Act.

     Rights Holders who desire to purchase Notes in the Rights Offering are urged to complete, date and sign the Subscription Certificate accompanying this Prospectus and return it to the Subscription Agent on or before the Expiration Date of the Rights Offering, together with payment in full of the aggregate Subscription Price. See "The Rights Offering -- Exercise of Rights." Subscription Rights are nontransferable. See

"Prospectus Summary -- The Rights Offering -- Nontransferability of Rights." Any questions concerning the procedure for subscribing for the purchase of Notes should be directed to the Subscription Agent.

                   THE ALLOCATION AGREEMENT, VOTING AGREEMENT
                         AND INDEMNIFICATION AGREEMENT

     All members of the Stockholders Group have advised the Company that they intend (but they have no obligation) to acquire from the Company, at the Subscription Price, the principal amount of all Underlying Notes subject to their Basic Subscription Privileges. In addition, the members of the Stockholders Group have expressed a present intent to subscribe for the maximum principal amount of Notes that they are entitled to purchase pursuant to the Oversubscription Privilege. The members of the Stockholders Group and Mr. David
F. Spink, Vice President of the Company, have entered into the Allocation Agreement, dated August 30, 1996. Pursuant to the Allocation Agreement, upon consummation of the Rights Offering, the aggregate principal amount of Notes received by all members of the Stockholders Group will be re-allocated among the members of the Stockholders Group and Mr. Spink in accordance with the terms of the Allocation Agreement, which provides that each of (i) CEW Partners, (ii) Martin Trust and (iii) Edwin M. Roth, Corey Roth and John Ehlert (collectively referred to therein as the "Roth Group") will receive one-third of the total aggregate principal amount of the Notes received in the Rights Offering by all members of the Stockholders Group after up to $200,000 principal amount of the Notes has been allocated to Mr. Spink with the consent of the Stockholders Group and subject to a limitation that the principal amount of the Notes allocated to the Roth Group cannot exceed $1,000,000.

     As of September 3, 1996, the members of the Stockholders Group owned beneficially 1,262,991 shares of Common Stock, or approximately 32% of the outstanding Common Stock, and Mr. Edwin M. Roth owned 3,500 shares of Cumulative Convertible Preferred Stock, or 100% of the outstanding Cumulative Convertible Preferred Stock. The Company intends to repurchase all of the shares of Cumulative Convertible Preferred Stock owned by Mr. Roth upon consummation of the Rights Offering. The members of the Stockholders Group will receive $1,263,000 in aggregate principal amount of the Notes upon exercise of their Basic Subscription Privileges. The Stockholders Group and Mr. Spink could beneficially own as much as 100% of the principal amount of the Notes outstanding immediately after consummation of the Rights Offering, if no other Rights Holders exercise their Basic Subscription Privileges.

     In addition, CEW Partners, Martin Trust, Edwin M. Roth and Corey Roth have entered into a Voting Agreement dated August 30, 1996 pursuant to which CEW Partners and Martin Trust have agreed, among other things, (i) to vote, with certain exceptions, all shares of voting stock of the Company owned by each of them in connection with any action to be taken by the Company's stockholders in accordance with the recommendation of the Roths or, absent such recommendation, in accordance with the recommendation of the Board of Directors; (ii) to vote all shares of their voting stock in favor of the election to the Board of Directors of the nominees for the Board recommended by the Roths or, absent such recommendation, for the Company's nominees for the Board and no others; (iii) not to conduct, encourage, solicit or in any way participate in, any solicitation of proxies or any election contest with respect to the Company; and
(iv) not to encourage, solicit or in any way participate in the formation of any "person" (as defined in Section 13(d)(3) of the Exchange Act) which owns, or seeks to acquire beneficial ownership of the Company's voting stock. Further, the Roths have agreed to vote their Common Stock for two persons designated by CEW Partners and Martin Trust and reasonably satisfactory to the Roths for election to the Company's Board of Directors. CEW Partners and Martin Trust have named Geoffrey Colvin and Terence J. Conklin as such designees. The Voting Agreement expires on the earliest of (i) March 31, 2000, (ii) Edwin M. Roth no longer being the Chief Executive Officer of the Company, or (iii) mutual agreement of the parties thereto.

     The Voting Agreement provides that neither CEW Partners nor Martin Trust, on the one hand, and neither of the Roths, on the other hand, may sell their Shares or Notes without extending to the others the right to purchase such Shares and Notes on the same terms as those being offered by a third party. The Voting Agreement also restricts the transferability of Shares or Notes owned by CEW Partners and Martin Trust. Neither CEW Partners nor Martin Trust may sell, transfer, assign, grant an option with respect to or otherwise dispose of any Notes or Shares (or enter into any agreement or understanding with respect to the foregoing) (a "Disposition") to any person or group (i) which has filed, or intends to file, a Schedule 13D or 13G with the SEC with respect to any class of shares of capital stock of the Company or (ii) is known to by either of them to be accumulating stock on behalf of or acting in concert with any person or group contemplated by clause (i) above. Notwithstanding the foregoing, CEW Partners and Martin Trust may make a Disposition pursuant to (i) a tender or exchange offer by a person other than CEW Partners and Martin Trust or their respective affiliates if such person has been approved by the Roths,
(ii) a brokers' transaction meeting certain volume limitations, (iii) a bona fide pledge of Shares to a major brokerage firm or financial institution or an affiliate thereof not affiliated with it for money borrowed, (iv) a transaction involving the Company, or (v) a transaction involving any one of their affiliates or a tax-exempt charitable institution, provided that any such transferee must agree to be bound by the terms of the Voting Agreement.

     The Company and CEW Partners and Martin Trust have entered into an Indemnification Agreement dated August 30, 1996. The Company has agreed to indemnify CEW Partners and Martin Trust against all losses, claims, damages, liabilities and expenses ("Losses") arising out of (i) the Rights Offering (except that any losses relating to the value of the Notes and the Shares are not indemnifiable), or (ii) any untrue or alleged untrue statement of material fact contained in this Registration Statement or any omission or alleged omission of a material fact required to make statements in this Registration Statement not misleading, unless such untrue statement or omission relates to information provided to the Company by CEW Partners or Martin Trust for use in this Registration Statement. In turn, CEW Partners and Martin Trust have agreed to indemnify the Company against all Losses arising out of any untrue statement or omission in this Registration Statement if such untrue statement or omission relates to information provided to the Company by CEW Partners or Martin Trust for use in this Registration Statement.

                                 LEGAL MATTERS

     Certain matters with respect to the validity of the issuance of the Notes offered hereby will be passed on for the Company by Benesch, Friedlander, Coplan & Aronoff P.L.L., counsel for the Company. George N. Aronoff, the Secretary and a Director of the Company, is a partner of Benesch, Friedlander, Coplan & Aronoff P.L.L. As of September 3, 1996, Mr. Aronoff beneficially owned 34,074 shares of Common Stock.

                                    EXPERTS

     The audited financial statements of the Company incorporated by reference in this Prospectus and elsewhere in this Registration Statement, to the extent and for the periods indicated in their report, have been examined by Grant Thornton LLP, independent certified public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

================================================================================

  NO PERSON, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES IN ANY JURISDICTION WHERE, OR TO ANY PERSON WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    3
Incorporation of Certain Information
  by Reference........................    3
Prospectus Summary....................    4
Risk Factors..........................   10
The Company...........................   14
The Rights Offering...................   16
Use of Proceeds.......................   21
Description of Capital Stock..........   21
Description of the Notes..............   22
Price Range of Common Stock...........   27
Dividend Policy.......................   27
Certain Federal Income Tax
  Considerations......................   27
Plan of Distribution..................   30
The Allocation Agreement, Voting
  Agreement and Indemnification
  Agreement...........................   31
Legal Matters.........................   32
Experts...............................   32

================================================================================



================================================================================

                                   $4,000,000

                               SPECIALTY CHEMICAL
                                RESOURCES, INC.

                                 6% CONVERTIBLE

                          SUBORDINATED NOTES DUE 2006

                            ------------------------

                                   PROSPECTUS

                            ------------------------

                               SEPTEMBER 3, 1996

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

Filing Fee -- Securities and Exchange Commission.........  $  1,379
Subscription Agent Fees and Expenses.....................     5,000
Trustee Fees and Expenses................................     5,000
Accounting Fees and Expenses.............................    12,000
Legal Fees and Expenses..................................   175,000
Blue Sky Fees and Expenses...............................     2,035
Printing and Engraving Expenses..........................    25,000
Miscellaneous Expenses...................................    24,586
                                                           --------
    Total Expenses.......................................  $250,000

---------------

* All expenses other than the Securities and Exchange Commission filing fee are estimated.


All of the fees and other expenses of the Registration Statement will be borne by the Company.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or on the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

         Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses that the court shall deem proper.

         Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

         Section 102(b)(7) provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for violations of a director's duty of care. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

         The Restated Certificate of Incorporation of the Company provides that each person who is a party to or involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware, as exists or may be amended, but only to the extent that such amendment broadens the Company's indemnity powers, against all expense, liability and loss reasonably incurred by such person in connection therewith. The Restated Certificate of Incorporation provides that the right to indemnification contained therein is a contract right and includes the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified.

         The Company also maintains directors' and officers' liability insurance covering certain liabilities incurred by the directors and officers of the Company in connection with the performance of their duties.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (A)      EXHIBITS

     *4.1  --     Form of Indenture

     *4.2  --     Form of Note (included in Exhibit 4.1 to the Registration
                  Statement (Reg. No. 333-09879))

     *4.3  --     Form of Subscription Certificate

     *4.4  --     Allocation Agreement among Edwin M. Roth, Corey B. Roth,
                  John H. Ehlert, David F. Spink, CEW Partners and Martin Trust

     *4.5  --     Indemnification Agreement among the Company, CEW Partners and
                  Martin Trust

     *5.1  --     Opinion of Benesch, Friedlander, Coplan & Aronoff P.L.L.,
                  counsel for the Company, regarding legality

    *12.1  --     Statement of Computation of Ratios

     23.1  --     Consent of Grant Thornton LLP, independent public accountants for the Company

    *23.2  --     Consent of Benesch, Friedlander, Coplan & Aronoff P.L.L.
                  (contained in the opinion to be filed as Exhibit 5.1 to this Registration Statement)

     23.3  --     Consent of Geoffrey Colvin, designee for Board of Directors

     23.4  --     Consent of Terence J. Conklin, designee for Board of Directors

    *24.1  --     Power of Attorney (included in Part II of the Registration
                  Statement (Reg. No. 333-09879))

    *99.1  --     Form of Agreement among CEW Partners, Martin Trust, Edwin M.
                  Roth and Corey B. Roth regarding voting of Common Stock

------------------

 *   Filed previously.


ITEM 17.  UNDERTAKINGS.

         A. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C.       The undersigned registrant hereby undertakes that:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                    (i) To include any prospectus required by Section 10(a)(3)
               of the Securities Act of 1933, as amended;

                    (ii) To reflect in the prospectus any facts or events
               arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                    (iii) To include any material information with respect to
               the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (2) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (3) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS POST-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CLEVELAND, STATE OF OHIO, ON THE 4TH DAY OF OCTOBER, 1996.

                                            SPECIALTY CHEMICAL RESOURCES,
                                              INC.

                                            By: /s/ Edwin M. Roth
                                                ------------------------------
                                                Edwin M. Roth, Chairman of the
                                                Board and President

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


Dated:  October 4, 1996         /s/ Edwin M. Roth
                               ------------------
                               Edwin M. Roth
                               Chairman of the Board, President and Director (Principal Executive Officer)


Dated:  October 4, 1996                 *
                               -------------------
                               David F. Spink
                               Vice President (Principal Financial
                               and Accounting Officer)


Dated:  October 4, 1996                 *
                               ------------------
                               Corey B. Roth
                               Director


Dated:  October 4, 1996                 *
                               ----------------------
                               George N. Aronoff
                               Director


Dated:  October 4, 1996                 *
                               ----------------
                               Victor Gelb
                               Director


Dated:  October 4, 1996                 *
                               --------------------
                               Leonard P. Judy
                               Director


Dated:  October 4, 1996                 *
                               -----------------------
                               Lionel N. Sterling
                               Director


                              *By: /s/ Edwin M. Roth
                               -----------------------
                               Edwin M. Roth
                               Attorney-in-fact

                                  EXHIBIT INDEX

EXHIBIT                                                                     PAGE
NUMBER      EXHIBIT DESCRIPTION                                           NUMBER
-------     -------------------                                           ------

  *4.1  --  Form of Indenture

  *4.2  --  Form of Note (included in Exhibit 4.1 to the Registration Statement
            (Reg. No. 333-09879))

  *4.3  --  Form of Subscription Certificate

  *4.4  --  Form of Allocation Agreement among Edwin M. Roth,
            Corey B. Roth, John H. Ehlert, David F. Spink, CEW Partners and Martin Trust

  *4.5  --  Indemnification Agreement among the Company, CEW Partners and
            Martin Trust

  *5.1 -- Opinion of Benesch, Friedlander, Coplan & Aronoff P.L.L., counsel for the Company, regarding legality

 *12.1  --  Statement of Computation of Ratios

  23.1 -- Consent of Grant Thornton LLP, independent public accountants for the Company

 *23.2  --  Consent of Benesch, Friedlander, Coplan & Aronoff P.L.L.
            (contained in the opinion to be filed as Exhibit 5.1)

  23.3  --  Consent of Geoffrey Colvin, designee for Board of Directors

  23.4  --  Consent of Terence J. Conklin, designee for Board of Directors

 *24.1  --  Power of Attorney (included in Part II of the Registration
            Statement (Reg. No. 333-09879))

 *99.1  --  Form of Agreement among CEW Partners, Martin Trust,
            Edwin M. Roth and Corey B. Roth regarding voting of Common
            Stock

------------------

 *   Filed previously.